ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 22, 2014 (the “Agreement Date”), by and between Rockstar Consortium US LP, a Delaware limited partnership (“Rockstar LP”), Rockstar Consortium LLC, a Delaware limited liability company (“Rockstar LLC”), Bockstar Technologies LLC, a Delaware limited liability company (“Bockstar”), Constellation Technologies LLC, a Delaware limited liability company (“Constellation”), MobileStar Technologies LLC, a Delaware limited liability company (“MobileStar”), and NetStar Technologies LLC, a Delaware limited liability company (“NetStar”, and together with Rockstar LP, Rockstar LLC, Bockstar, Constellation and MobileStar, the “Sellers”, and each of them, a “Seller”), and RPX Clearinghouse LLC, a Delaware limited liability company (“Buyer”) (each of Sellers, on the one hand, and Buyer, on the other hand, a “Party”, collectively, “Parties”) and, solely with respect to the first sentence of Section 5.4, and Sections 5.10, 9 and 10 hereof, RPX Corporation, a Delaware corporation (“Buyer Parent”).

WHEREAS, Buyer is a wholly owned subsidiary of Buyer Parent;

WHEREAS, Rockstar LLC is the general partner of Rockstar LP and the limited partners of Rockstar LP are Apple Inc. (“Apple”), SCA IPLA Holdings Inc. (“SCA Holdings”), Microsoft Corporation (“Microsoft”), BlackBerry Corporation (formerly known as Research In Motion Corporation) (“BlackBerry”), Ericsson Inc. (“Ericsson”, together with Rockstar LLC, Apple, SCA Holdings, Microsoft and BlackBerry, “Parent Entities”; each, a “Parent Entity”);

WHEREAS, concurrently with this Agreement, each of the Parent Entities, as well as Sony Corporation, as the ultimate parent entity of SCA Holdings, has executed a guarantee of the obligations of Sellers under this Agreement (the “Guarantee”);

WHEREAS, Buyer has also entered into certain Commitment Letters (as defined herein) with the Buyer Subscriber Parties (as defined herein);

WHEREAS, Sellers are collectively the owners of, and have the right to assign, the Assigned Patents (as defined herein) and the other Acquired Assets (as defined herein), all on the terms and conditions set forth herein;

WHEREAS, on the terms and conditions set forth herein, Buyer desires to acquire from Sellers, and Sellers desire to sell, assign, transfer, convey and deliver (“Transfer”) to Buyer, their entire right, title, and interest in and to the Assigned Patents in the United States and throughout the world as well as the other Acquired Assets (the “Transaction”);

WHEREAS, Rockstar LP is the sole owner of, and, except as otherwise disclosed herein, has the right to Transfer to Buyer, certain Equity Interests (as defined herein) in Spherix Incorporated (“Spherix”); and

WHEREAS, on the terms and conditions set forth herein, on the Agreement Date, Buyer desires to acquire from Rockstar LP, and Rockstar LP desires to Transfer to Buyer, all right, title, and interest in and to Rockstar LP’s Equity Interests in Spherix, free and clear of all Liens (the “Share Sale”).

Now therefore, in consideration of the premises and covenants herein contained, Buyer and Sellers agree as follows:

1.     Assignment; Acquired Assets

1.1
For a period of sixty (60) days after the Closing (the “Cooperation Period”), Sellers agree to cooperate with Buyer in a commercially reasonable manner at Buyer's expense (including with respect to the reasonable cost not to exceed $[*] of maintaining certain required Seller personnel on contract, as determined in consultation with Buyer, to attend to the maintenance and transfer of the Assigned Patents) to provide such assistance as Buyer lawfully and reasonably may request with respect to matters about which Seller has information in connection with Buyer’s efforts to obtain, maintain, defend, or enforce (to the extent not prohibited by this Agreement) letters patent for the Assigned Patents in any and all applicable countries, including without limitation the execution, acknowledgment, and recordation of associated papers (and using commercially reasonable efforts to obtain the same from the respective inventors), as necessary or desirable for fully obtaining, maintaining, or defending letters patents for the Assigned Patents. Further, in the event Buyer subsequently assigns any of the Assigned Patents to any third party (“Buyer’s Assignees”) in accordance with the terms of this Agreement during the Cooperation Period, Seller agrees to cooperate in a commercially reasonable manner with Buyer’s Assignees at the Buyer's Assignees’ expense for the remainder of the Cooperation Period after the date of such assignment to perform such other acts and provide such assistance as the Buyer’s Assignee lawfully and reasonably may request to obtain, maintain, defend, or enforce (to the extent not prohibited by this Agreement) letters patent for the Assigned Patents in any and all applicable countries in accordance with the foregoing sentence. Without Buyer’s prior written consent, and to the extent lawful and legally enforceable, Seller will not (and will not knowingly aid or assist any third party to) challenge the validity or enforceability of the Assigned Patents or engage in any analysis regarding infringement or noninfringement of the Assigned Patents, except as compelled by a court of law (including pursuant to a subpoena), the PTO, or any other tribunal of competent jurisdiction.

1.2
Sellers shall, on the Closing Date or within twenty (20) days following the Closing Date, pay in full to the PTO, and to the relevant foreign patent offices (if any), all unpaid maintenance fees due on or prior to the Closing Date with respect to each of the Assigned Patents. The amount of any such payment made to the PTO shall reflect the maintenance fees payable by a large entity (even if Sellers would be eligible to pay a lower amount as a small entity). Sellers shall notify Buyer in writing upon Sellers’ satisfaction of their payment obligations under this Section 1.2.

1.3
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or such other date noted below), Sellers shall Transfer or cause to be Transferred to Buyer (or one or more of Buyer’s Subsidiaries as designated in writing in advance by Buyer), and Buyer shall (and where applicable shall cause its Subsidiaries to) purchase, acquire and accept from Sellers good and valid title to all of the right, title and interest of each Seller in, to, and under all of the following assets, properties, rights, contracts, claims and other interests of Sellers (the “Acquired Assets”), whether existing as of the Agreement Date or acquired thereafter:

(a)
Assigned Patents (other than the Jointly Owned Patents to the extent that any consent or waiver for the assignment thereof is required and not obtained on or prior to the Closing, as set forth in Section 1.3(d)) along with (i) all causes of action (whether known or unknown or whether currently pending, filed or otherwise) and other enforcement rights under or on account of the Assigned Patents, including without limitation all causes of action and other enforcement rights for damages, injunctive relief, and any other remedies of any kind for past, current and future infringement and (ii) all rights to collect royalties or other payments under or on account of the Assigned Patents or pursuant to the Assumed Contracts and any of the foregoing subcategory;

(b)
all Contracts (the “Assumed Contracts”) listed on Schedule 1.7(a) hereto and all rights (including, to the extent arising under any of the Assumed Contracts, rights of refund and offset rights of cooperation assigned or granted by any third party; and, to the extent arising under any of the

Assumed Contracts, rights to make applications for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type for any of the Assigned Patents or other forms of protection for the Assigned Patents (including without limitation the underlying inventions, invention disclosures, and discoveries described therein) throughout the world), privileges and deposits relating to the Assumed Contracts; and

(c)
the Books and Records, provided that Sellers shall, for the purpose of assisting with various tax, accounting and other such matters, be permitted to retain copies of the Books and Records, and provided further that, as it relates to Prosecution History and Patent Evaluation Files forming part of the Books and Records, files (i) in electronic form will be delivered to Buyer at least five (5) days prior to Closing, and (ii) in hard copy form, shall be delivered within five (5) Business Days following the Closing.

(d)
Nothing in this Agreement will constitute an agreement to assign or an attempted assignment of any Jointly Owned Patent(s) to the extent that any consent or waiver for the assignment thereof is required, whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement), and has not been obtained. If any such consent or waiver has not been obtained on or prior to Closing, the applicable Jointly Owned Patent(s) will be held by the Sellers in trust for Buyer (and, subject to the proviso below, Sellers shall not dispose of, transfer or assign any interest in or exclusively license or grant enforcement rights with respect to such Jointly Owned Patents) until such time as such Jointly Owned Patent(s) can be assigned to Buyer, provided that Sellers’ obligation to continue holding applicable Jointly Owned Patent(s) in trust for Buyer shall survive for only as long as Rockstar LP and its Affiliates remain in existence and further provided that the obligations in this Agreement in respect to such Jointly Owned Patent(s) are imposed on any successor of any of Sellers’ interest in such Jointly Owned Patents upon any winding-up or dissolution of Rockstar LP and its Affiliates. For any Jointly Owned Patent(s) that Sellers hold in trust for Buyer after the Closing Date, Buyer shall reimburse Sellers for reasonable out-of-pocket costs actually incurred in doing so. Between the Agreement Date and the Closing Date, Sellers shall use commercially reasonable efforts to obtain all necessary consents or waivers, whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement), of any other Persons having a joint ownership interest with any Seller in any Jointly Owned Patent(s) as are required thereunder to assign all of Sellers’ right, title and interest in such Jointly Owned Patent(s). Upon receipt of the required consents and waivers for each Jointly Owned Patent for which any other Person’s consent or waiver is required, whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement), to assign such Jointly Owned Patent to Buyer, such Jointly Owned Patent will be deemed to have been assigned, transferred and conveyed to Buyer in accordance with the terms of this Agreement as of the date of receipt of such consent and/or waiver. Subject to the terms and conditions of this Agreement, and subject to any requirements to obtain the necessary consents and waivers for the grant of the Interim License (as hereinafter defined), whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement), upon Closing, Sellers, on behalf of themselves and their respective Affiliates, hereby unconditionally and irrevocably grant to Buyer a perpetual (subject to the immediately following sentence), royalty-free, fully paid-up, irrevocable, non-exclusive, non-transferable (subject to the provisions of Section 9.2), worldwide license, with the right to sublicense, under the Jointly Owned Patents for which consent or waiver for the assignment thereof is required and has not been obtained prior to the Closing, whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement), identical in scope to the Patent License (as defined in the Master License Agreement), as well as releases and covenants not to sue under the Jointly Owned Patents for which consent or waiver for the assignment thereof is required, whether at Law or pursuant to any Existing Encumbrance (including, without limitation, any joint ownership agreement) and has not been obtained prior to the Closing, identical in scope to (and for the benefit of the Entities (as defined in the Master License Agreement) set forth in) the releases and covenants not to sue in Section 2.7 of the Master License Agreement (in each case without regard to the fact that the Master License Agreement is not in effect) (the “Interim License”). Upon transfer, assignment and conveyance of a Jointly Owned Patent as shall occur upon receipt of all of the required consents and waivers for the assignment of such Jointly Owned Patent, the Interim License in respect to such Jointly Owned Patent shall terminate. Except with respect to the right to grant the Licenses and Releases and subject to any Existing Encumbrance (including, without limitation, any joint ownership agreement), the Interim License is intended to grant to Buyer all of the Sellers’ rights in the Jointly Owned Patents that are subject to the Interim License other than bare title. For greater certainty, the Interim License is not being granted pursuant to the Master License Agreement and the Master License Agreement shall not come into effect except as provided in Section 8.2(a).

1.4
Excluded Assets. Other than the Acquired Assets and the Sold Shares being Transferred to Buyer in the Share Sale, no Assets of Sellers shall be Transferred to Buyer in the Transaction or Share Sale (all such other Assets, collectively, the “Excluded Assets”).

1.5
Assumed Liabilities. At and upon the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall (and where applicable shall cause its Subsidiaries to) assume the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)
all Liabilities accruing and arising under any Assumed Contract that (i) arise after the Closing; (ii) do not arise from or relate to, nor are in connection with, any breach, violation or default of such Assumed Contract by Sellers or any of their Subsidiaries or claim with respect thereto; (iii) do not arise from or relate to, nor are in connection with, any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach, violation or default of such Assumed Contract and (iv) do not arise under such Assumed Contract as a result of the application of any amendment, modification, supplement, exhibit, schedule, addendum or restatement in respect of which Sellers have breached their representations and warranties made in Section 3.3(e)(ii);

(b)	all Liabilities arising from or related to Buyer’s ownership or use of the Assigned Patents on or after the Closing;

(c)	such Liabilities as the Buyer has agreed to assume pursuant to Sections 1.1 and 1.3 hereof.

1.6
Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not assume any Liabilities of the Sellers or their Affiliates and all Liabilities of Sellers and their Affiliates not expressly included among the Assumed Liabilities shall be “Excluded Liabilities.” Without any limitation of the foregoing, Buyer shall not assume and shall not be responsible or liable for, and Sellers shall perform and discharge as and when due, or cause to be performed or discharged as and when due, any and all of the following Excluded Liabilities:

(a)
any obligation to pay any compensation, expenses or fees (including, without limitation, any litigation expenses or costs, attorney fees, administrative costs, judgments or awards, court-assessed sanctions or costs, taxable costs in litigation, witness fees, brokerage fees, overhead, consultant or vendor fees, compensation payable to inventors or amounts paid or payable to the PTO or any foreign patent offices) relating to the Assigned Patents and (i) incurred or accrued by Sellers prior to the Closing or (ii) otherwise arising with respect to the Assigned Patents prior to the Closing;

(b)	all Liabilities arising from or in connection with or relating to the Excluded Assets (including where such Liabilities or obligations may be otherwise borne by Buyer by operation of Law) or,

except as may otherwise be expressly provided herein, the operation or conduct of any business by Sellers at any time after the Closing;

(c)
all Losses arising from or in connection with or relating to any Action or Proceeding commenced prior to the Closing arising from or in connection with or relating to the Acquired Assets and all Losses arising from or in connection with or relating to any Action or Proceeding commenced prior to the Sold Shares Closing arising from or in connection with or relating to the Sold Shares or the Sold Shares Documents;

(d)	any Liabilities or obligations under any Assumed Contract not assumed by Buyer pursuant to Section 1.5(a);

(e)
any Taxes (i) relating to, pertaining to, or arising out of, the Acquired Assets for any pre-Closing Tax period or (ii) of the Sellers for any period, as a transferee or successor, by contract, or otherwise;

(f)
except as provided in Section 1.1, all Liabilities with respect to any current or former employee, director, consultant, independent contractor or other service provider of Sellers or any of their respective Affiliates, all Liabilities of Sellers under any employee plan or benefits plan, and all Liabilities of Sellers under any or Law or Order with respect to terminations of employees;

(g)
any Liability arising from or in connection with or relating to (i) the Acquired Assets prior to the Closing, or (ii) Assets, properties, rights, Contracts, claims and other interests, wherever located, whether tangible or intangible, real, personal or mixed, that are not Acquired Assets; and

(h)	any Bulk Sales Claim.

1.7
Transfers of Acquired Assets. The Acquired Assets will be sold, conveyed, Transferred, assigned and delivered, and the Assumed Liabilities will be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect a Transfer of the Acquired Assets in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements will be prepared by Buyer and be reasonably acceptable to the Sellers and will include:

(a)	the Patent Assignment Agreement attached hereto as Exhibit A (the “Patent Assignment Agreement”);

(b)
an assignment and assumption of Acquired Assets (other than the Assigned Patents) and Assumed Liabilities in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”); and

(c)	such other agreements, instruments or documents as may be reasonably necessary or appropriate to effect the purchase and assignment and assumption of the Acquired Assets and the Assumed Liabilities;
and will be executed no later than at or as of the Closing by Sellers and/or their Subsidiaries, as appropriate, and Buyer and/or its Subsidiaries, as appropriate. Sellers agree and acknowledge that, as to any Acquired Assets the title to which may not have passed to Buyer at the Closing by virtue of this Agreement or any transfers or conveyances that may from time to time be executed and delivered in pursuance of the covenants contained herein, including the Assignment and Assumption Agreement, the Sellers will thereafter hold the same in trust for Buyer and/or its Subsidiaries, as appropriate, to Transfer the same as Buyer and/or its Subsidiaries, as appropriate, may from time to time direct (and will in Sellers’ capacity as title holder act as and only as Buyer and/or its Subsidiaries, as appropriate, may from time to time reasonably direct, provided that Buyer shall reimburse Sellers for reasonable out-of-pocket costs actually incurred in doing so). No term or provision of the Assignment and Assumption Agreement or the Patent Assignment Agreement shall change, amend, extend, or alter (nor shall it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of this Agreement in any manner whatsoever or grant or be deemed to grant any Party or its Affiliates any additional rights, obligations, remedies or causes of action in respect to the Assigned Patents, Acquired Assets and/or Assumed Liabilities under the Assignment and Assumption Agreement or the Patent Assignment Agreement (and no Party or any of its Affiliates, nor any successors or assignees, shall make any claim thereof). In the event of any conflict or other difference between this Agreement, on the one hand, and the Assignment and Assumption Agreement or the Patent Assignment Agreement, on the other hand, the provisions of this Agreement shall control. For greater certainty, the foregoing sentence shall survive the Closing of the Transaction in perpetuity and shall be binding upon all successors, assignees, transferees and exclusive licensees to or of the Assigned Patents.

1.8	Spherix Shares.

(a)
Upon the terms and subject to the conditions set forth herein, at the Sold Shares Closing (as defined herein), (x) Rockstar LP shall Transfer or cause to be Transferred to Buyer (or one or more of Buyer’s Subsidiaries as designated in writing in advance by Buyer), and Buyer shall (and where applicable shall cause its Subsidiaries to) purchase, acquire and accept from Rockstar LP, free and clear of all Liens, good and valid title to all of the right, title and interest of Rockstar LP in, to, and under (i) all Equity Interests in Spherix that are held by Rockstar LP (collectively, the “Sold Shares”) and (ii) that certain Confidential Patent Purchase Agreement entered into on July 10, 2013, by and between Spherix and Rockstar LP (the “July 2013 Purchase Agreement”), that certain Confidential Patent Purchase Agreement, dated December 31, 2013, by and among Spherix, Spherix Portfolio Acquisition II, Inc., and Rockstar LP (the “December 2013 Purchase Agreement”), the Intellectual Property Security Agreement, dated December 31, 2013, by and among Spherix, Spherix Portfolio Acquisition II, Inc., and Rockstar LP (the “Security Agreement”), the Agreement, dated December 31, 2013, by and between Spherix Incorporated and Rockstar LP (the “Additional Agreement”) and the other Sold Shares Documents and (y) Sellers shall notify Spherix (in form and substance provided by Buyer) under each of the Sold Shares Documents that any payments by Spherix, Spherix Portfolio Acquisition II, Inc., or their affiliates thereunder shall be made to an account designated by Buyer as set forth in such notice.

(b)
The Sold Shares will be sold, conveyed, transferred, assigned and delivered pursuant to stock powers or other proper instruments of assignment duly endorsed in blank in such form as may be necessary or appropriate to effect the Transfer of the Sold Shares and the Sold Shares Documents. Such stock powers or other proper instruments of assignment will be prepared by Buyer and shall be reasonably acceptable to Rockstar LP and will include: the Sold Shares Assignment and Assumption Agreement in substantially the form attached here to as Exhibit C (the “Sold Shares Assignment and Assumption Agreement”). Rockstar LP agrees and acknowledges that, as to any Sold Shares or Sold Shares Documents the title to which may not have passed to Buyer at the Sold Shares Closing by virtue of this Agreement or any transfers or conveyances that may from time to time be executed and delivered in pursuance of the covenants contained herein, including the Sold Shares Assignment and Assumption Agreement, Rockstar LP will thereafter hold the same in trust for Buyer, to Transfer the same as Buyer may from time to time direct (and will in Rockstar LP’s capacity as title holder act as and only as Buyer may from time to time reasonably direct, provided that Buyer shall reimburse Rockstar LP for reasonable out-of-pocket costs actually incurred in doing so) and further provided that Sellers’ obligation to continue holding any Sold Shares or Sold Shares Documents in trust for Buyer shall survive for only as long as Rockstar LP and its Affiliates remain in existence and further provided that the obligations in this Agreement in respect to such Sold Shares or Sold Shares Documents are imposed on any successor of any of Sellers’ interest in such Sold Shares or Sold Shares Documents upon any winding-up or dissolution of Rockstar LP and its Affiliates.

(c)
Notwithstanding the foregoing or any other covenant contained herein, in the event that Spherix duly exercises the Spherix Option in full, Sellers shall have no obligation to Transfer or cause to be Transferred to Buyer (or one or more of Buyer’s Subsidiaries as designated in writing in advance by Buyer) any Sold Shares among the Restricted Spherix Shares, and in the event that Spherix duly exercises the Spherix Option, if after giving effect to such exercise, the Common Shares and the Series H Shares held by Rockstar LP would represent on an as-converted basis less than ten percent (10%) of the Common Shares outstanding on a fully-diluted basis, Buyer shall have no obligation (and where applicable shall not be required to cause its Subsidiaries to) purchase, acquire and accept from Sellers any Equity Interests in Spherix. Buyer shall promptly inform Rockstar LP if Buyer elects to terminate the Share Sale as permitted by the immediately preceding sentence. For the avoidance of doubt, the failure to consummate the Share Sale due to due exercise by Spherix of the Spherix Option shall not give rise to any Liability whatsoever to any of Buyer or Sellers and shall not in any manner affect the Transaction or the other transactions contemplated by this Agreement.

2	Payment; Closing

2.1
The closing of the Transaction (the “Closing”) shall take place at 7:00 a.m., Pacific time, on a date (the “Closing Date”), to be specified by Buyer and Rockstar LP (as Sellers’ Agent), which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Sections 6.1, 6.2 and 6.3 of this Agreement (other than the conditions which can be satisfied only on the Closing Date), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, California 94301, or such other time, date or place as agreed to in writing by the Parties. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken in expectation of the Closing shall be deemed not to have occurred and be without force or effect.

2.2
On the terms and subject to the conditions set forth in this Agreement, the consideration payable to Sellers for the Transfer of the Acquired Assets at the Closing shall be equal to Nine Hundred Million U.S. Dollars ($900,000,000) plus the amount, if any, provided for in Section 2.2(c) below (together, the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)
no later than two (2) Business Days following the Agreement Date, if Sellers have not previously terminated this Agreement, Buyer shall pay Sellers Twenty Five Million U.S. Dollars ($25,000,000) (the “Deposit Amount”) in the manner required by Section 2.4 as a deposit in respect of the payment of the Purchase Price at Closing;

(b)
the Parties, together with the Buyer Subscriber Parties and the Escrow Agent, have entered into that certain Escrow Agreement made in connection with this Agreement on the Agreement Date, attached hereto as Exhibit D (as may be amended from time to time, the “Escrow Agreement”), pursuant to which they have agreed that, commencing promptly after the Agreement Date and in any event by not later than January 21, 2015, the Buyer Subscriber Parties shall wire to the Escrow Account an aggregate amount of Eight Hundred and Seventy Five Million U.S. Dollars ($875,000,000), representing the Purchase Price less the Deposit Amount and any amounts payable from time to time pursuant to Section 2.2(c), which shall be disbursed from the Escrow Account to Sellers at the Closing or as otherwise set forth in the Escrow Agreement; and

(c)
at such time(s) after the Closing Date as prescribed therein, Buyer or Buyer Parent shall pay to Sellers or their designated representative any amount(s) required to be paid under Schedule 2.2(c) hereto, which shall survive Closing in accordance with its terms.

2.3	Sold Shares Closing.

(a)
If not terminated pursuant to Section 1.8(c), the closing of the Share Sale (the “Sold Shares Closing”) shall take place at 7:00 a.m., Pacific time, on January 5, 2015, subject to the satisfaction or waiver of all of the conditions set forth in Sections 6.4, 6.5, and 6.6 of this Agreement, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1400, Palo Alto, California 94301, or such other time, date or place as agreed to in writing by the Parties. All deliveries to be made or other actions to be taken at the Sold Shares Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Sold Shares Closing does not occur, any delivery made or other action taken in expectation of the Sold Shares Closing shall be deemed not to have occurred and be without force or effect.

(b)	Upon the terms and subject to the conditions set forth in this Agreement, in addition to the deliveries described in Sections 6.4, 6.5, and 6.6 of this Agreement, at the Sold Shares Closing:

(i)	in consideration for the Sold Shares, Buyer shall pay Rockstar LP the Initial Share Consideration in the manner required by Section 2.4;

(ii)
Rockstar LP shall deliver to Buyer the stock certificates representing the Sold Shares, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank; and

(iii)	Rockstar LP shall deliver to Buyer the Sold Shares Documents (as defined herein).

(c)
Sellers and Buyer shall, or shall cause their respective Affiliates to, execute and deliver the Sold Shares Assignment and Assumption Agreement and such other agreements, instruments or documents as are reasonably necessary or appropriate to give effect to the Sold Shares Closing.

(d)	At any time after the Sold Shares Closing:

(i)
in the event that any Series I Shares that were Sold Shares are redeemed from Buyer at any time or from time to time by Spherix, then no later than five (5) Business Days following Buyer’s receipt of payment for any such redemption, Buyer shall pay to Rockstar LP all of Buyer’s proceeds of each such redemption in the manner required by Section 2.4; and

(ii)
in the event that Buyer converts any Series I Shares into Common Shares, then no later than five (5) Business Days following such conversion into Common Shares, Buyer shall pay Rockstar LP $167.00 per Series I Share so converted, in the manner required by Section 2.4.

(e)
Buyer shall not sell or otherwise transfer any Series I Shares that were Sold Shares except to a buyer or other transferee that shall have expressly assumed Buyer’s obligations arising under Section 2.3(d), and upon such sale or transfer and assumption, Buyer shall be released from any obligation to Rockstar LP in respect of such sold or transferred Series I Shares, and the transferee of such Series I Shares shall assume all such obligations. The payments made by Buyer under Section 2.3(d) (or by Buyer’s assignee of Buyer’s obligations under this Section 2.3(e)) shall constitute the purchase price paid by Buyer for the Series I Shares that form part of the Sold Shares.

2.4
Payments by Buyer under Sections 2.2(a) and 2.3 of this Agreement shall be made via wire transfer of immediately available funds, without deduction of taxes or banking fees of any kind except as provided in such Sections, per wire account information provided by Rockstar LP for and on behalf of all Sellers and set forth on the confidential Exhibit E attached hereto. Each Seller agrees that Buyer may rely on the wire instructions provided by Sellers pursuant to this Section 2.4 and, assuming payment pursuant to Sections 2.2(a) and 2.3 of this Agreement has been made, no individual Seller shall have or make any claim against Buyer for non-payment of any such paid amount due thereunder or to which such individual Seller may otherwise be entitled under this Agreement or any Ancillary Agreement.

2.5	Sellers shall pay all U.S. Transfer Taxes imposed on Sellers as the result of Buyer’s or any Buyer Subscriber Party’s furnishing consideration hereunder.

2.6
All payments to Sellers made by Buyer, any Buyer Subscriber Party, Escrow Agent or other payment agent under or with respect to this Agreement or any Ancillary Agreement shall be made free and clear of and without withholding or deduction for or on account of any present or future Indemnified Taxes imposed or levied by or on behalf of the government of any country (other than the United States) (each, a “Relevant Taxing Jurisdiction”), unless Buyer, Buyer Subscriber Party, Escrow Agent or other paying agent is required to withhold or deduct Taxes by Law or by the interpretation or administration thereof. If Buyer, Buyer Subscriber Party, Escrow Agent or other paying agent is so required to withhold or deduct any amount for or on account of Indemnified Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to this Agreement or any Ancillary Agreement, Buyer shall be required to pay such additional amounts (“Additional Amounts”) to Sellers as may be necessary so that the net amount received by Sellers (including Additional Amounts) after such withholding or deduction shall not be less than the amount Sellers would have received if such Indemnified Taxes had not been withheld or deducted.

2.7	Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or such other date noted below):

(a)	Seller shall execute and deliver to Buyer the Patent Assignment Agreement, which Buyer may record, at its election;

(b)
Sellers and Buyer shall, or shall cause their respective Affiliates to, respectively, deliver to the other duly executed counterparts of the Ancillary Agreements (excluding the Master License Agreement and the Master License Agreement Guarantee) to which such Seller or Buyer or Affiliate thereof is a party;

(c)	Buyer shall deliver to Sellers, and Sellers shall deliver to Buyer, duly executed certificates described in Section 6.2 and 6.3, respectively;

(d)	Sellers shall deliver to Buyer the Books and Records, provided that Sellers shall have five (5) Business Days to deliver hard copies of such documents; and

(e)
Sellers and Buyer shall, or shall cause their respective Affiliates to, execute and deliver such other agreements, instruments or documents as are reasonably necessary or appropriate to give effect to the Transaction.

Sellers and Buyer shall determine in good faith the time, place and manner of the delivery of the Acquired Assets.

3
Representations and Warranties of Sellers. Each of the Sellers, jointly and severally, represents and warrants to Buyer and its permitted assignees that, except as set forth in the disclosure schedules, delivered herewith and dated as of the date hereof and updated as necessary as of the

Closing Date to the extent expressly permitted or required herein (which updates shall have no effect on any representation or warranty of any Seller as of the Agreement Date), and organized with corresponding numbered sections and lettered subsections (the “Disclosure Schedules”), as of the Agreement Date and the Closing Date (provided, that solely to the extent they relate to the Sold Shares, the representations and warranties are made only as of the Agreement Date and as of the time of the Sold Shares Closing):

3.1	Organization; Authority; No Conflicts.

(a)
Each Seller is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller has all requisite corporate or equivalent power and authority to conduct its business as presently conducted and to own, use, license and lease the Acquired Assets and the Sold Shares. Each Seller is duly qualified, licensed or admitted to do business as contemplated by this Agreement and the Ancillary Agreements to which it is or will become a party. Each Seller is not in violation of any of the provisions of its Charter Documents. No Seller has any Subsidiary which is not a party hereto.

(b)
Each Seller has all requisite power and authority (which in each case is not subject to revocation or withdrawal of approval by any partner or member of any such Seller, as the case may be) to execute, deliver, and perform this Agreement and the Ancillary Agreements to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby (including the Share Sale, subject to the Spherix Option).

(c)
Without requirement of any further approval after the date of this Agreement by any partner or member of any Seller, as the case may be, this Agreement and the Ancillary Agreements to which any Seller is or will be a party have been or will be, as applicable, duly and validly executed and delivered by Sellers and constitute or will constitute, as applicable, the valid and legally binding obligation of Sellers, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at Law).

(d)
Neither the execution and delivery by Sellers of this Agreement or by Sellers of any Ancillary Agreement to which any Seller is or will be a party, nor the consummation of the Transaction or the other transactions contemplated hereby and thereby (including the Share Sale, subject to the Spherix Option) will conflict with, or result in any material breach or violation of, or default in connection with (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the Charter Documents of Sellers or (ii) any Contract relating to the Acquired Assets to which any Seller is a party or to which any of their respective Assets (whether tangible or intangible) are bound, or otherwise materially impair or conflict with Sellers’ obligations and Buyer’s rights hereunder.

(e)
Sellers have the full right and power to assign all of the Acquired Assets (other than the Assigned Patents, which are dealt with in Sections 3.2 and 3.3), subject to the Permitted Liens (and Rockstar LP has the full right and power to transfer the Sold Shares, subject to the Spherix Option) to Buyer (and any Subsidiaries of Buyer designated by Buyer).

3.2
Assigned Patents. Sellers’ representations, warranties and disclosures set forth in this Section 3.2 and Section 3.3 (to the extent Section 3.3 deals with the Assigned Patents) shall not apply to any fact, circumstance or matter arising prior to the period before July 29, 2011 (the “Ownership Date”) even if such fact, circumstance or matter continued or continues after the Ownership Date (the

“Nortel Exception”); provided that Sellers’ representations and warranties shall be to Sellers’ Knowledge (even prior to the Ownership Date) where Sellers’ Knowledge is indicated in this Section 3.2. Sellers’ representations, warranties and disclosures set forth in this Section 3.2 and Section 3.3 (to the extent Section 3.3 deals with the Assigned Patents) shall not apply to any Jointly Owned Patent(s) to the extent that such representations, warranties and/or disclosures are inaccurate or incorrect as a result of any failure to obtain any consent or waiver required for the assignment thereof, whether at Law or pursuant to any Existing Encumbrance, including, without limitation, any joint ownership agreement.

(a)
Except as set forth in Schedule 3.2(a), Sellers have legal, good and marketable title to all patents and pending applications identified on Schedule 1 to A attached hereto and the Assigned Patents. The list of patents and patent applications set forth on Schedule 1 of the Patent Assignment Agreement is a complete and accurate list of all of the patents and patent applications owned by any of the Sellers as of the date hereof. Sellers have all requisite power and authority (which in each case is not subject to revocation or withdrawal of approval by any partner or member of any of the Sellers) to assign all of such patents and pending applications and the Assigned Patents in accordance with the terms of this Agreement. Sellers shall be entitled to update Schedule 1 prior to the Closing to reflect changes in the status of patents (without removal of such patents) that have expired or have been issued between the Agreement Date and the Closing and the patents and patent applications that have been filed between the Agreement Date and Closing or have been abandoned in accordance with Section 5.8(a) between the Agreement Date and Closing, and for changes in filing or serial numbers (such as may occur in transitioning to the national phase for PCT applications or as may occur when transitioning to the national phase for European patents or patent applications) and/or to correct clerical errors originating from the PTO or any foreign patent office or the Sellers in connection with the Assigned Patents, in each case, of which Sellers have become aware between the Agreement Date and Closing.

(b)
Except as set forth in Schedule 3.2(b), neither the Sellers nor their Affiliates have granted or agreed to grant (i) any joint ownership rights in any patents or patent applications; (ii) exclusive license rights, or (iii) any other right to sue for past, present and future infringements thereof. Except as set forth in Schedule 3.2(b), any patents or patent applications that are terminally disclaimed to any of the Assigned Patents have not been assigned, transferred or otherwise conveyed by Sellers (nor have any patents or patent applications that claim priority to (directly or indirectly), or the benefit of the filing date of, any such terminally disclaimed patents or patent applications or their parent patents or patent applications) in a manner that would make any of the Assigned Patents unenforceable.

(c)
Except as set forth in Schedule 3.2(c), the Assigned Patents are not subject to any licenses, covenants not to sue, liens, security interests, options, joint ownership interests, grants of enforcement rights or other Liens in each case granted by Sellers after the Ownership Date.

(d)
Except as set forth in Schedule 3.2(d), and notwithstanding the Nortel Exception, to the Sellers’ Knowledge (i) Sellers have legal, good and marketable title to all patents and patent applications in each Patent Family with respect to the patents and applications set forth on Schedule 1 to Exhibit A attached hereto; and (ii) the patents and patent applications described in subsection (i) of this Section 3.2(d) are not subject to any licenses, covenants not to sue, liens, security interests, options, joint ownership interests, grants of enforcement rights or other Liens, in the case of both subsection (i) and subsection (ii), granted prior to the Ownership Date (other than title defects, licenses, covenants not to sue, liens, security interests, options, joint ownership interests, grants of enforcement rights or other Liens as granted, disclosed or otherwise provided in the Nortel Agreements, including as disclosed in the disclosure schedules to the Nortel Agreements). Except as set forth in Schedule 3.2(d), and notwithstanding the Nortel Exception, to the Sellers’ Knowledge, none of the patents and patent applications described in subsection

(i) of this Section 3.2(d) that are subject to terminal disclaimers have, prior to the Ownership Date, been assigned, transferred or otherwise conveyed (nor have any patents that claim priority to (directly or indirectly), or the benefit of the filing date of, any such patents or patent applications or their parent patents or patent applications) in a manner that would make the patents and patent applications described in subsection (i) of this Section 3.2(d) unenforceable (other than as disclosed or otherwise provided in the Nortel Agreements, including as disclosed in the disclosure schedules to the Nortel Agreements).

(e)
Except with respect to the patents and patent applications listed on Schedule 3.2(e) (which list identifies only the applicable patent or patent application and the category (but not the identity) of the entity to which such patent or patent application was transferred), and except for patents or patent applications which have since expired or been abandoned (i) the Assigned Patents include all of the patents and patent applications sold to Sellers or Bidco, in accordance with the terms and conditions of the Nortel Agreements (the “Nortel Patents”), and (ii) the Sellers have not sold, transferred, assigned (in whole or in part), exclusively licensed, granted enforcement rights with respect to, or otherwise disposed of any of the Nortel Patents or any other patents or patent applications. Each of the patents and patent applications set forth in Exhibit A to Schedule 3.2(e) was assigned (but for clarity, not necessarily recorded) to the applicable Parent Entity effective as of the 2012 calendar year, and each of the patents and patent applications set forth in Exhibit B to Schedule 3.2(e) was assigned (but for clarity, not necessarily recorded) to Spherix effective as of the 2013 calendar year.

(f)
All registration and maintenance fees, annuities, renewals, Taxes and other payments owed to the PTO or any foreign patent office in connection with the Assigned Patents have been timely paid and are current, and to the extent small entity fees were paid to the PTO for any Assigned Patent, such reduced fees were appropriate because the payor qualified to pay small entity fees at the time of such payment, and had not licensed rights in any of the Assigned Patents to an entity that was not a small entity. Schedule 3.2(f) sets forth a true and complete list of all material payments and filings that must be made within thirty (30) days of January 15, 2015 in order to register or maintain the Assigned Patents, including payment of any renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Assigned Patents (in each case which must be made during such thirty-day period). Sellers shall, and shall be entitled to, update Schedule 3.2(f) within five (5) days prior to the Closing to reflect any changes that have occurred between the Agreement Date and Closing in the actions that must be taken within thirty (30) days after the Closing with respect to any of the Assigned Patents.

(g)
Except as set forth in Schedule 3.2(g) and other than the Patent Litigations, none of the Assigned Patents have been asserted by Sellers against any third party (other than any Buyer Subscriber Party) in writing, in a licensing or other context, in a manner in which such third party has been accused of infringing one or more of the Assigned Patents or offered any licenses or other rights by the Sellers in respect of the Assigned Patents. “Patent Litigations” means any and all lawsuits or proceedings relating to any Assigned Patents in any state or federal court in the United States, in any court or tribunal in any foreign country, or before the United States International Trade Commission, including, without limitation, those Actions or Proceedings identified in Schedule 3.2(g) and any matters on appeal from any such Actions or Proceedings.

(h)
Except as set forth in Schedule 3.2(h) and other than in connection with the Patent Litigations, none of the Assigned Patents are the subject of any Challenges (of which any of the Sellers have been notified or served) or, to the Sellers’ Knowledge, subject to any currently pending Challenges. Sellers shall be entitled to update Schedule 3.2(h) prior to the Closing to reflect any Patent Litigations or Challenges that have been initiated by third parties against any of the Sellers or with respect to any of the Assigned Patents between the Agreement Date and the Closing. “Challenges” means litigation, ex parte reexamination, reissue or interference proceeding, other inter partes legal proceedings, including inter partes reexam, inter partes review, post grant review, or covered business method review, or any other Action or Proceeding challenging the validity, enforceability, or ownership of the Assigned Patents before any tribunal of competent jurisdiction, but excluding any rejections, objections or other communications that may have been issued by the PTO or any foreign patent offices during the ordinary course of prosecution of the Assigned Patents.

(i)
Schedule 3.2(i) contains (i) the Nortel Agreements, in the form provided to the Sellers and the disclosure schedules to the Nortel Agreements in the same form provided by Bidco to Sellers and (ii) any updates by Nortel Networks to the disclosure schedules to the Nortel Agreements in the same form provided to Sellers.

3.3	Acquired Assets; Sold Shares.

(a)
The deeds, endorsements, assignments and other instruments to be executed and delivered by Sellers to Buyer at the Closing will effectively vest in Buyer (or one or more of Buyer’s designated Subsidiaries) ownership of all of the Acquired Assets to be transferred to Buyer by Sellers pursuant to and as contemplated by this Agreement, (and other than with respect to the Assigned Patents which are addressed in Sections 3.2(b) and 3.2(c)) free and clear of all Liens. Other than Assigned Patents, no Acquired Asset is held pursuant to registration of any federal, state, provincial or local title document (or any similar registration).

(b)	Regarding the Sold Shares:

(i)
Rockstar LP has good and marketable title to the Sold Shares, free and clear of any Liens other than the Spherix Option. Sellers have made available to Buyer a true and complete copy of all agreements, documents and other instruments relating to the issuance, sale and delivery of the Sold Shares to Sellers (the “Sold Shares Documents”), which for clarity include the July 2013 Purchase Agreement, the December 2013 Purchase Agreement, the Security Agreement and the Additional Agreement.

(ii)
Other than the Sold Shares Documents, the Patent Purchase Agreements, the Spherix Certificate of Incorporation as in effect on the Agreement Date and as applicable, the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock of Spherix, dated December 31, 2013 and the Certificate of Designation of Preferences, Rights and Limitations of Series I Convertible Preferred Stock of Spherix, dated December 31, 2013, the Sold Shares are not subject to any Contract or governed by any other instrument.

(iii)
Except as set forth in Schedule 3.3(b)(iii), no Seller or any of its Subsidiaries or Affiliates owns, directly or indirectly, any Equity Interests in Spherix. No Seller is, and no Seller has been during the preceding three (3) months, an “affiliate” of Spherix (as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any Sold Shares that are restricted securities (as that term is defined in Rule 144(a)(3) under the Securities Act), a minimum of six (6) months has elapsed since the date of acquisition of the Sold Shares from Spherix, and payment of the full purchase price, by the applicable Seller.

(c)	Legal Proceedings.

(i)
Except as set forth in Schedule 3.3(c), and other than the Patent Litigations, Challenges (which do not relate to the Sold Shares), and other than any rejections, objections or other communications that may have been issued by the PTO or any foreign patent offices during the ordinary course of prosecution of the Assigned Patents as of the

Agreement Date, there is no Action or Proceeding in progress or, to Sellers’ Knowledge, pending or threatened against, relating to or affecting Sellers that relates to any of the Acquired Assets (or the Sold Shares), or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any other transaction contemplated by this Agreement or any Ancillary Agreement (including the Share Sale), including any written claims or threats involving any of the Acquired Assets (or the Sold Shares);

(ii)
To the Sellers’ Knowledge, as of the date of this Agreement, and other than potential third-party Challenges in respect to any of the Assigned Patents and potential declaratory judgment actions that could be initiated by any of the Persons listed in Schedule 3.2(g) in respect to allegations by Sellers of infringement of one or more of the Assigned Patents or the offer of any licenses or other rights by the Sellers in respect of the Assigned Patents, there is no fact or circumstance that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting, any of the Acquired Assets (or the Sold Shares), except, in each case, as would not be reasonably expected to materially adversely affect the consummation of the Transaction; and

(iii)	There is no Order to which any Seller is subject that affects any of the Acquired Assets (or the Sold Shares).

(d)	Compliance with Laws, Orders and Permits.

(i)
Sellers have complied in all respects with all Laws that affect or apply to any Acquired Asset, Assumed Liability or the Sold Shares except, in each case, as would not reasonably be expected to materially adversely affect the consummation of the Transaction, and no written notice, charge, claim, action or assertion has been received by any Sellers or, to Sellers’ Knowledge, has been filed, commenced or threatened against any Seller alleging any violation of any of the foregoing. None of Sellers has at any time received any written notice or direction from any Governmental Authority challenging the legal right of any Seller to use any of the Acquired Assets (or the Sold Shares) in the present manner other than any rejections or objections that may have been issued by the PTO or any foreign patent offices during the prosecution of the applicable Assigned Patents. To the Sellers’ Knowledge, as of the date of this Agreement, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Sellers of, or a failure on the part of any Seller to comply with, any U.S. federal, state, local or non-U.S. statutes, Laws, regulations or other Laws relating to any Acquired Asset, Assumed Liability, or the Sold Shares except, in each case, as would not reasonably be expected to materially adversely affect the consummation of the Transaction.

(ii)
Sellers have been issued or granted all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority required for Seller to lease, operate or hold any interest in any Acquired Assets or the Sold Shares (collectively, “Permits”), all such Permits are in full force and effect and such Permits, if any, are identified on Schedule 3.3(d). Sellers are, and have at all times been, in compliance in all material respects with each such Permit. No Seller has received any written notice (or other communication) from any Governmental Authority regarding: (A) any actual or possible violation of or failure to comply with any term or requirement of any Permit; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(e)	Contracts.

(i)
Schedule 3.3(e) sets forth a complete and accurate list as of the Agreement Date of the following Contracts to which any Seller or Rockstar Inc. is a party and which have not been terminated such that no Seller has any continuing material right or obligation thereunder (“Material Contracts”):

1.	Any Contract (x) to which any of the Sold Shares is subject or (y) which is reasonably necessary to the ownership of the Sold Shares (in each case, other than leases of real property);

2.	Any Contract that relates to the development of inventions, discoveries, or methods claimed in the Assigned Patents;

3.
Any Contract relating to the acquisition, sale, divestiture, ownership, enforcement, assertion, monetization, pledge, transfer, licensing, covenants not to assert or sue, cross-licensing, contribution to any standard setting organization or other use or exploitation (or restriction on use or exploitation) of any Assigned Patents (other than any such agreements to which only Sellers are parties and which shall not bind the Assigned Patents upon or from the Closing);

4.
any Contract by which any of the Acquired Assets or Sold Shares are bound that would prohibit or delay the consummation of the Transaction, the Share Sale, or the other transactions contemplated hereby;

5.
any Contract relating to any Lien on any of the Acquired Assets (other than a Permitted Lien) or Sold Shares and any Contract under which any Seller has granted, or may be required to grant, any Lien (other than a Permitted Lien) on any of the Acquired Assets or Sold Shares;

6.	any Contract between any Seller and any Affiliate or Associate thereof to which any of the Acquired Assets or Sold Shares will remain subject at Closing;

7.	any Contract by which Sellers hold a license to use the PC Master docketing system;

8.	any Contract relating to settlement of any Action or Proceeding relating to the Acquired Assets or Sold Shares; and

9.	any outstanding commitment to enter into any Contract of the type described in subsections (1) through (8) of this Section 3.3(e).

(ii)
True, correct and complete copies of all Material Contracts, including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof, have been made available to Buyer. Except as set forth in Schedule 3.3(e), (A) each such Material Contract which is an Assumed Contract hereunder or a Sold Shares Document is binding and enforceable against the other parties thereto, each Material Contract which is an Assumed Contract hereunder or a Sold Shares Document constitutes a valid and binding obligation of each Seller party thereto and is enforceable against each such Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at Law)), and (B) no event has occurred that, with or without notice or lapse of time or both, would result in a breach of or default under any Material Contract by any Seller or, to Sellers’ Knowledge, any other Person party thereto. Sellers have not received any written notice or claim of default under any Material Contract and Sellers have not received any written notice of an intention to terminate or challenge the validity or enforceability of any such Material Contract from a counterparty thereto.

3.4
Approvals. Schedule 3.4 sets forth a list of all Approvals of Governmental Authorities or any other Person which are required to be given to or obtained by any Seller or Affiliate thereof from any and all Governmental Authorities or other Persons in connection with the consummation of the Transaction, the Share Sale, and the other transactions contemplated by this Agreement and the Ancillary Agreements.

4
Representations and Warranties of Buyer. Buyer represents and warrants to Sellers, as of the Agreement Date and the Closing Date (provided, that Buyer’s representations and warranties made in Section 4.3 are made only as of the Agreement Date and that, solely to the extent they relate to the Sold Shares, Buyer’s representations and warranties are made only as of the Agreement Date and as of the time of the Sold Shares Closing), that:

4.1	Organization; Authority; No Conflicts.

(a)
Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to conduct its business as presently conducted and to own, use, license and lease the Acquired Assets and the Sold Shares. Buyer is duly qualified, licensed or admitted to do business as contemplated by this Agreement and the Ancillary Agreements to which it is or will become a party. Buyer is not in violation of any of the provisions of its Charter Documents. Buyer is a wholly owned subsidiary of Buyer Parent. No other Person has any outstanding option, warrant or other right to purchase equity securities of Buyer. Buyer Parent has not entered into or granted any written or oral agreement, option or warrant or any right or privilege (whether by law or contract) for the purchase or acquisition from the Buyer Parent of any of the securities it holds in the capital of Buyer.

(b)
Buyer has all requisite power, and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby (including the Share Sale).

(c)
This Agreement and the Ancillary Agreements to which Buyer is a party have been or will be, as applicable, duly and validly executed and delivered by Buyer and constitute or will constitute, as applicable, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at Law).

(d)
Neither the execution and delivery by Buyer of this Agreement or by Buyer of any Ancillary Agreement to which Buyer is or will be a party, nor the consummation of the Transaction or the other transactions contemplated hereby and thereby (including the Share Sale), will conflict with, or result in any breach or violation of, or default in connection with (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the Charter Documents of Buyer or (ii) any Contract to which Buyer or any of its Subsidiaries is a party or to which any of their respective Assets (whether tangible or intangible) are bound.

(e)	Buyer has the full right and power to acquire all of the Acquired Assets and the Sold Shares from Sellers.

(f)	The license agreement set forth in Schedule 4.1(f) is the license agreement that will be used for licensing all of the Buyer Subscriber Parties.

4.2
Commitment Letters. As of the Agreement Date, Buyer has received binding commitments (the “Commitment Letters”) from certain third parties (such Persons and Persons who become similarly situated after the date hereof, “Buyer Subscriber Parties”) obligating them to Buyer on an unconditional basis (or to the extent conditional, all conditions of which have been fulfilled or waived at the Agreement Date) to deliver in the aggregate to the Escrow Agent an amount equal to Eight Hundred and Seventy Five Million U.S. Dollars ($875,000,000) for payment against the Purchase Price or as otherwise contemplated by this Agreement and the Escrow Agreement, and assuming the accuracy of the representations and warranties provided by the Buyer Subscriber Parties set forth in such Commitment Letters, all such Commitment Letters are enforceable in accordance with their terms, including, if applicable, in any specific enforcement proceedings which may be brought by Buyer against any such Buyer Subscriber Party terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at Law).

4.3	Sold Shares.

(a)
Buyer acknowledges that this Agreement is made with Buyer in reliance upon Buyer’s representation to Sellers that the Sold Shares will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)	Buyer acknowledges that the Sold Shares may be resold only subject to the registration requirements of the Securities Act, or an exemption therefrom.

5	Covenants

5.1	Efforts and Actions to Cause Closing to Occur.

(a)
Except as set forth elsewhere herein, Sellers and Buyer agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Transaction, the Share Sale, and the other transactions contemplated by this Agreement, including using their reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions to the Transaction and the Share Sale set forth in Section 6; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) the execution or delivery of any additional agreements, instruments or documents reasonably necessary or appropriate to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and (v) the minimization by the Sellers of certain third party Liabilities to Seller licensees and service providers arising as a result of the Transaction (provided that Buyer’s efforts in this regard shall be at Seller’s expense) and (vi) to duly provide notice to Spherix in connection with the Spherix Option. Sellers shall give Buyer prompt notice in the event that Spherix notifies Sellers it will or intends to exercise the Spherix Option with respect to the Restricted Spherix Shares. Without limiting the generality of anything contained in this Section 5.1, Sellers, on the one hand, and Buyer, on the other hand, shall: (A) give the other Party prompt notice of the making or commencement of any request, inquiry, investigation, Action or Proceeding by or before any Governmental Authority with respect to the Transaction, the Share Sale, or any other transaction contemplated hereby; (B) keep the other Party reasonably informed as to the status of any such request, inquiry, investigation, Action or Proceeding; and (C) promptly inform the other Party of any communication to or from any Governmental Authority regarding the Transaction, the Share Sale, or any other transaction contemplated hereby. Except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any request, inquiry, investigation, Action or Proceeding commenced by a Governmental Authority or other Person relating to this Agreement or the Transactions, the Share Sale, or the other transactions contemplated hereby, Sellers and Buyer will permit authorized representatives of the other Party to be present at each meeting, conference or telephone call relating to such request, inquiry, investigation, Action or Proceeding and be reasonably consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority or other Person in connection with such request, inquiry, investigation, Action or Proceeding.

(b)
Notwithstanding the foregoing or any other covenant contained herein, Sellers shall not, except as directed by Buyer, make any settlement offers or negotiate any consent decree or consent Order with any Governmental Authority relating to the Transaction, the Share Sale, or the other transactions contemplated hereby. Buyer alone shall be responsible for making any settlement offers and negotiating any consent decree or consent Order with any Governmental Authority relating to the Transactions, the Share Sale, or the other transactions contemplated hereby. Buyer may accept or reject any settlement, consent decree or consent Order proposed by any Governmental Authority in its sole discretion, but, without the written consent of Sellers, no such settlement, consent decree, or consent Order shall (i) reduce Buyer’s obligations under this Agreement or (ii) impose any obligation on any Sellers.

(c)
Notwithstanding the foregoing or any other covenant contained herein, nothing in this Agreement shall be deemed to require Buyer or its Affiliates (i) to divest or hold separate any Assets or agree to limit their future activities, method or place of doing business, except that Buyer shall agree (and shall cause its Affiliates to agree) to any condition requiring either or both (A) that it honor any commitments to standards development organizations applicable to any of the Assigned Patents or (B) make licenses for the Assigned Patents available to an unrestricted number of applicants on reasonable and non-discriminatory terms and conditions for any patent that is technically essential to implementation of a standard, or (ii) to commence any Action or Proceeding against any entity in order to facilitate the consummation of the Transaction, the Share Sale, or the other transactions contemplated hereby.

5.2
Regulatory Filings. Each of Buyer and Sellers shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Law, and as expeditiously as possible after the date hereof, each of Buyer, and Sellers shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Transaction, the Share Sale, and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) (which shall be filed as expeditiously as possible following the date hereof) and responses to requests for additional information and documentary material from the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Buyer and Sellers to be required by the merger notification or control regime or antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto and as evidenced in Schedule 5.2, and (iii) any filings required under the Securities Act, the Securities Exchange Act of 1934, as amended, any applicable state or securities or “blue sky” Laws and the securities Laws of any non-U.S. country, or any other applicable Law relating to the Transaction, the Share Sale, and the other transactions contemplated hereby. Each of Buyer and Sellers will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.2 to comply in all material respects with all applicable Law. Buyer and Sellers each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.2.

5.3
Patent Litigations. Within five (5) Business Days of the Agreement Date, Sellers shall request from all applicable courts a stay of the Patent Litigations until the Closing Date, with such stay requests to include stipulations executed by Sellers and the entities set forth on Schedule 5.3 and their Affiliates (collectively, the “RPX Member Defendants”) that trial dates and all other material dates currently on calendar for each of the Patent Litigations will be vacated or else deferred by at least such period of time covered by all stays entered in the Patent Litigations in connection with the Transaction. Should any judge or other tribunal head in any of the Patent Litigations refuse to enter or act upon such stipulations, subject to and as soon as reasonably practicable after the deposit into the Escrow Account of Eight Hundred and Seventy Five Million U.S. Dollars (US$875,000,000), Sellers will enter a dismissal without prejudice in the lawsuit or proceeding in concern. Upon the occurrence of the Closing, (1) Sellers shall request from such courts a dismissal of the Patent Litigations with respect to the RPX Member Defendants, executing and filing with the applicable court a notice of voluntary dismissal “with prejudice” of the Patent Litigations substantially similar in form and effect to the Form of Dismissal attached hereto as Exhibit F, where such voluntary dismissal "with prejudice" in each instance will expressly be binding on all successors in interest to the Assigned Patents in suit; and (2) Buyer will cause each RPX Member Defendant that has sought inter partes review of any of the Assigned Patents to withdraw its request for such review, provided that Buyer has received written notice of such inter partes review. From and after the time of (i) the deposit into the Escrow Account of Eight Hundred and Seventy Five Million U.S. Dollars (US$875,000,000), neither Sellers nor any of their Affiliates will sue or threaten to sue (or instruct, encourage, or aid any entity to sue or threaten to sue) any entity and (ii) any Buyer Subscriber Party’s performance of its deposit obligation pursuant to the Escrow Agreement neither Sellers nor any of their Affiliates will sue or threaten to sue (or instruct, encourage, or aid any entity to sue or threaten to sue) such Buyer Subscriber Party or any of its Affiliates, in each case for direct or indirect patent infringement under any Assigned Patents (other than in response to an Action or Proceeding initiated or maintained by a third party).

5.4	[*]

5.5
Licenses to Seller Partners; Termination of Affiliate Rights. Prior to the Closing Date, Sellers shall be entitled to grant or enter into with each Parent Entity (or at the option of each such Parent Entity, its Ultimate Controlling Entity) either an amended and restated license and release substantially in the form attached hereto as Exhibit G-1 or new licenses and releases as set forth in Exhibit G-2 (collectively, such amended and restated licenses and/or new licenses and releases, the “Licenses and Releases”). Buyer and its Affiliates acknowledge and agree that each of the Parent Entities and their Affiliates may be a party or parties to other patent license agreements in existing prior to the Agreement Date that grant non-exclusive rights or non-exclusive licenses or provide releases or immunities in respect to the Assigned Patents (“Previous Patent Licenses”), each of which is identified in Schedule 5.5. This Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements shall not affect, impair or terminate such Previous Patent Licenses in any way and such Previous Patent Licenses shall remain in full force and effect in accordance with their applicable terms. Buyer and its Affiliates hereby agree that the non-exclusive licenses, releases and covenants in respect to the Assigned Patents in the Previous Patent Licenses and Licenses and Releases are encumbrances on the Assigned Patents and binding on Buyer and its Affiliates. Buyer and its Affiliates shall require that, with respect to each assignment by Buyer or its Affiliates or any of their subsequent assignees, each assignee of all or any part of the Assigned Patents shall agree in writing that the Assigned Patents are encumbered and to be bound by all licenses, releases and covenants of this Section 5.5, the Licenses and Releases and the Previous Patent Licenses. With effect upon and from the Closing, Sellers shall terminate any Contract solely between any Seller and any Affiliate of any Seller (including solely among Sellers) that is of any type described by Sections 3.2(b) or (c), including the Exclusive License Agreement by and between MobileStar and Rockstar LP dated October 31, 2013 and the Exclusive License Agreement by and between NetStar and Rockstar LP dated October 31, 2013, and notwithstanding anything to the contrary herein, such Contracts shall not be Existing Encumbrances. This Section 5.5 shall survive the Closing of the Transaction in perpetuity and shall be binding upon all successors and assigns to the Assigned Patents.

5.6
Commitment Letters. Buyer shall use reasonable best efforts to cause the Buyer Subscriber Parties to deposit at least Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) into the Escrow Account on or before the Escrow Deadline, including by seeking to enforce rights available to Buyer or Buyer Parent pursuant to the Commitment Letters or the Escrow Agreement, including without limitation seeking specific performance of payment obligations against Buyer Subscriber Parties under the Commitment Letters and/or Escrow Agreement. In the event that one or more Buyer Subscriber Parties are in default of their obligations to deposit their respective funds in the Escrow Account by the Escrow Deadline, Buyer shall have thirty (30) days to use its reasonable best efforts to cause such Buyer Subscriber Parties to honor their commitments or, in the alternative, to find alternative Buyer Subscriber Parties to deposit such amounts in the Escrow Account. If, after the date that is thirty (30) days after the Escrow Deadline, there remains a shortfall in the Escrow Account, then until the earlier of June 30, 2015 or such time as no such shortfall remains Sellers shall be entitled, upon the provision of five (5) Business Days’ written notice, to seek equitable remedies in the form of specific performance required to compel Buyer to commence legal proceedings against the defaulting Buyer Subscriber Parties for specific performance of their obligations to deposit their respective funds in the Escrow Account. Notwithstanding any other provision of this Agreement, nothing in this Section 5.6 shall give Sellers any basis for any claim of monetary damages.

5.7
Conduct in Respect of Existing Encumbrances. Buyer acknowledges and agrees that the Transfer of the Assigned Patents to Buyer or at Buyer’s election to any Affiliate of Buyer shall have no limiting or restricting effect on the rights granted pursuant to any of the Existing Encumbrances (including all covenants in the Existing Encumbrances) and Buyer and such Affiliate(s) shall be bound by the Existing Encumbrances and shall forebear from taking any action under the Assigned Patents that would conflict with the scope of any Existing Encumbrances actually known to Buyer at the time of such action. In the event that, after initiating any action under the Assigned Patents, Buyer or any of its Affiliates later learns that such action conflicts with the scope of any Existing Encumbrances, Buyer or its Affiliate (as applicable) will promptly cease and terminate such action. Buyer and its Affiliates shall require that, with respect to each transfer, sale, extension of exclusive rights or other disposition by Buyer or its Affiliates or any of their subsequent assignees, transferees or exclusive licensees, each assignee, transferee or exclusive licensee of all or any part of the Assigned Patents shall agree in writing that the Assigned Patents are encumbered by, and such assignee, transferee or exclusive licensee shall be bound by, all Existing Encumbrances (including all covenants in the Existing Encumbrances), provided that it shall be sufficient for purposes of Buyer’s compliance with this Section 5.7 for Buyer to notify such subsequent assignees, transferees or exclusive licensees of the existence of Existing Encumbrances generally without identification of any specific Existing Encumbrances or covenants, unless Sellers have disclosed the details of such Existing Encumbrances (e.g., contract, licensee, joint owner, scope of license and covenant not to assert) or covenants, as applicable, to Buyer in writing at or before the Closing and any Existing Encumbrances or covenants that are disclosed to Buyer subsequent to the Closing or that Buyer becomes aware of subsequent to the Closing but prior to the closing of the transfer, sale, extension of exclusive license or other disposition by Buyer or its Affiliates of all or the relevant portion of the

Assigned Patents, provided that in all circumstances the applicable assignee, transferee or exclusive licensee agrees to be bound by any Existing Encumbrances (including all covenants in the Existing Encumbrances) of which such assignee, transferee or exclusive licensee becomes aware, whether through disclosure by Buyer or one of its Affiliates or an intervening assignee, transferee or exclusive licensee or otherwise at the time of the applicable transaction or at any time thereafter. This Section 5.7 shall survive the Closing of the Transaction in perpetuity and shall be binding upon all successors and assigns and exclusive licensees to the Assigned Patents. Any transfer, sale, extension of exclusive rights under or other disposition of the Assigned Patents that is not subject to the foregoing and any Existing Encumbrances shall be null and void ab initio and of no further force and effect, provided that any transfer, sale, extension of exclusive rights under or other disposition of the Assigned Patents shall be valid and effective notwithstanding Buyer’s (or any successor’s, transferee’s or assignee’s) failure to disclose to any successors, assigns or exclusive licensees of the Assigned Patents the existence of specific Existing Encumbrances (e.g., contract, licensee, joint owner, scope of license and covenant not to assert) or covenants, as the case may be, other than those disclosed by Sellers to Buyer prior to the Closing or that are subsequently disclosed to Buyer after the Closing or about which Buyer subsequently becomes aware after the Closing but prior to the closing of the transfer, sale, extension of exclusive license or other disposition by Buyer or its Affiliates of all or the relevant portion of the Assigned Patents, provided that in all circumstances the applicable assignee, transferee or exclusive licensee agrees to be bound by any Existing Encumbrances (including all covenants in the Existing Encumbrances) of which such assignee, transferee or exclusive licensee becomes aware, whether through disclosure by Buyer or one of its Affiliates or an intervening assignee, transferee or exclusive licensee or otherwise at the time of the applicable transaction or at any time thereafter.

5.8
Conduct. During the period from the execution and delivery of this Agreement by Sellers and continuing until the Closing (or, solely with respect to the Sold Shares, the Sold Shares Closing), Sellers shall not take or agree in writing or otherwise to take, any action that would make any of Sellers’ representations or warranties contained in this Agreement untrue or incorrect in any respect. During the period from the Agreement Date and continuing until the occurrence of the Closing (provided, however, that (i), if the Closing occurs, Section 5.8(d) shall survive for the life of the Assigned Patents and (ii) Section 5.8(g) shall survive until the Sold Shares Closing), except to the extent expressly required by this Agreement, without the prior written consent of Buyer in its sole and absolute discretion, Sellers shall not do or cause, and shall not permit any of their Subsidiaries to do or cause, any of the following:

(a)
Dispositions. Sell, lease, assert, license, abandon (except in the case of abandonment of pending patent applications when in Sellers’ reasonable judgment such actions are justified based on prior art or other objections raised by the PTO or any other tribunal of competent jurisdiction (a “Permitted Abandonment”)), fail to pay maintenance fees or other fees associated with the prosecution of any Assigned Patents (except in connection with a Permitted Abandonment or in the case of a failure to pay that has been approved in writing by Buyer), distribute or otherwise dispose of any Acquired Assets or any Equity Interest in Spherix, except pursuant to the Transaction, the Share Sale, and the other transactions contemplated hereby or in the event of the exercise by Spherix of the Spherix Option or the redemption by Spherix of Equity Interests in Spherix in accordance with their terms, provided that in all cases Sellers shall be entitled, solely in response to an unsolicited request from a third party, to (i) honor any contractual commitments in existence as of the Agreement Date to standards development organizations applicable to any of the Assigned Patents, (ii) grant licenses for the Assigned Patents to an unrestricted number of applicants on reasonable and non-discriminatory terms and conditions for any patent that is technically essential to implementation of an industry standard solely to the extent that Sellers are obligated to grant such licenses under Existing Encumbrances disclosed to Buyer prior to the Closing Date, provided that, solely in response to any such unsolicited request from a third party that is a Buyer Subscriber Party or an Affiliate thereof identified as such by Buyer to Sellers, Sellers shall notify Buyer thereof and use reasonable best efforts to make any rights to the Assigned Patents available through Buyer and (iii) take any of the actions permitted in Schedule 5.8;

(b)
Liens. (i) Transfer, issue, sell, grant rights in or under (including enforcement rights), pledge or otherwise encumber or dispose of any Acquired Asset or (ii) permit or allow any Acquired Asset to become subject to any Lien other than the Existing Encumbrances and the Permitted Liens, provided that in all cases Sellers shall be entitled, solely in response to an unsolicited request from a third party, to (i) honor any contractual commitments in existence as of the Agreement Date to standards development organizations applicable to any of the Assigned Patents, (ii) grant licenses for the Assigned Patents to an unrestricted number of applicants on reasonable and non-discriminatory terms and conditions for any patent that is technically essential to implementation of an industry standard solely to the extent that Sellers are obligated to grant such licenses under Existing Encumbrances disclosed to Buyer prior to the Closing Date, provided that, solely in response to any such unsolicited request from a third party that is a Buyer Subscriber Party or an Affiliate thereof identified as such by Buyer to Sellers, Sellers shall notify Buyer thereof and use reasonable best efforts to make any rights to the Assigned Patents available through Buyer and (iii) take any of the actions permitted in Schedule 5.8;

(c)
Lawsuits. Except as required by or set forth in Section 5.3, settle or take any action not required in connection with any existing Action or Proceeding related to the Acquired Assets, any Equity Interest in Spherix, any Sold Shares Document or the Assumed Liabilities, or otherwise commence any Action or Proceeding related to the Acquired Assets, any Equity Interest in Spherix, any Sold Shares Document or the Assumed Liabilities (other than for the routine collection of bills);

(d)
Challenges. Challenge or take affirmative actions to assist any third party in challenging the validity or enforceability of the Assigned Patents, or request or take affirmative action to assist any Person in requesting any interference, reexamination, opposition, or other similar Action or Proceeding challenging the Assigned Patents, except to the extent compelled by a court of Law, the PTO, or any other tribunal of competent jurisdiction;

(e)
Bankruptcy. File a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws;

(f)	Termination or Waiver. Terminate or waive any right of substantial value relating to the Acquired Assets or the Assumed Liabilities;

(g)
Sold Shares. (A) Sell, Transfer, pledge, dispose of, encumber or otherwise subject to any Lien any Equity Interests in Spherix or any Sold Shares Document, take any action in furtherance of (or fail to vote against) any split, combination, reclassification, conversion, redemption, or repurchase of any Equity Interest in Spherix, or cause or permit (or fail to vote against) any amendment to the Charter Documents of Spherix or the rights of any holder of the Equity Interests in Spherix held by Rockstar LP, except in the event of the exercise by Spherix of the Spherix Option or the redemption by Spherix of Spherix Equity Interests in accordance with their terms, or (B) terminate or waive any right relating to the Sold Shares or under any Sold Shares Document;

(h)	Existence. Fail to maintain the corporate existence of any Seller, or otherwise liquidate, dissolve, or wind up any Seller; or

(i)	Other. Take or agree in writing or otherwise to take, any of the actions described in Section 5.8 (a) through (h) above.

5.9	No Solicitation.

(a)
Until the earlier of the Closing and the date of termination of this Agreement pursuant to Section 8.1, Sellers shall not take nor shall Sellers permit any of their Affiliates or Representatives to take (directly or indirectly) any of the following actions with any Person other than Buyer and its designees: (i) solicit, initiate, facilitate or encourage any proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any inquiry, contact, offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with respect to the Acquired Assets (a “Competing Proposed Transaction”), (ii) provide any information with respect to the Acquired Assets to any Person other than Buyer, relating to (or which Sellers believe would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with respect to the Acquired Assets, (iii) approve or agree to or enter into a Contract with any Person other than Buyer providing for a Business Combination with respect to the Acquired Assets, (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with respect to the Acquired Assets other than the Business Combination with Buyer contemplated by this Agreement and the Ancillary Agreements, or (v) authorize or permit any of Sellers’ Representatives to take any such action.

(b)
Sellers shall immediately cease and cause to be terminated any such contacts or negotiations as are described in Section 5.9(a) with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if (after this Agreement is signed and delivered by Sellers and prior to the Closing or the earlier termination of this Agreement in accordance with Section 8.1) Sellers receive any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, Sellers shall immediately notify Buyer thereof, including (subject to any confidentiality obligations of Sellers in force continually since prior to September 4, 2014) the amount thereof and the identity of the Person or Persons making such offer and any additional information relating thereto that is reasonably requested by Buyers, and shall keep Buyer reasonably informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of Sellers and their Representatives set forth in Section 5.9(a).

(c)
Each of Sellers and Buyer acknowledge that this Section 5.9 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in a failure to induce Buyer to enter into this Agreement on the terms and conditions set forth herein.

5.10
Buyer Parent Guarantee. (a) Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees to the Sellers the prompt, complete and full performance, when due, of all of Buyer’s covenants and obligations under this Agreement and the Ancillary Agreements, including without limitation Buyer’s obligation in connection with the delivery of the Deposit Amount, the Share Consideration to the Sellers and Buyer’s indemnification obligations in accordance with Section 7, when the same shall become due and payable in accordance with the terms of this Agreement. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Buyer Parent’s Liability under this guaranty shall terminate in respect of any covenant or obligation of Buyer upon, the termination of such covenant or obligation of Buyer pursuant to, and in accordance with, this Agreement. Buyer Parent acknowledges that its obligations under this Section 5.10 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Buyer. The guaranty contemplated in this Section 5.10 shall apply to any obligation of Buyer hereunder, regardless of whether Buyer Parent is specifically cited herein as being a party to such obligation. Buyer Parent shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder. Buyer Parent shall be entitled to offset against its obligations pursuant to this guarantee any amounts to which Buyer may be entitled under this Agreement provided that such amounts must first be (i) agreed to in writing by Sellers, (ii) determined to be owing pursuant to a final and binding order or judgment of a Governmental Authority of competent jurisdiction or (iii) determined to be owing pursuant to a final and binding determination or award of an arbitration or like panel. The Sellers shall not be bound to exhaust their recourse against Buyer or any other Person before being entitled to payment or other recourse under the guarantee provided by Buyer Parent herein.

(b) Buyer Parent represents and warrants to the Sellers as of the date hereof and as of the Closing Date: (i) it is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, (ii) the execution, delivery and performance by Buyer Parent of this Agreement and the Ancillary Agreements to which it is a party has been duly and validly authorized by Buyer Parent and no additional corporate, shareholder or other similar authorization or consent is required in connection with the execution, delivery and performance by Buyer Parent of this Agreement, (iii) this Agreement and the Ancillary Agreements to which it is a party, when executed and delivered by the Sellers, will constitute a valid and legally binding obligation of Buyer Parent enforceable against it in accordance with its terms, except insofar as (A) enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at Law) and (B) the availability of equitable remedies such as specific performance and injunction may be limited by applicable Law and the discretion that a court may exercise in granting the same, and (iv) neither the execution and delivery by Buyer Parent of this Agreement or by Buyer Parent of any Ancillary Agreement to which Buyer Parent is or will be a party, nor the consummation of the Transaction or the other transactions contemplated hereby and thereby (including the Share Sale), will conflict with, or result in any breach or violation of, or default in connection with (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under (A) any provision of the Charter Documents of Buyer Parent or (B) any Contract to which Buyer Parent or any of its Subsidiaries is a party or to which any of their respective Assets (whether tangible or intangible) are bound.

5.11
Bulk Sales Laws. Buyer hereby waives compliance by Sellers or their Subsidiaries with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with any transaction contemplated under this Agreement or any Ancillary Agreement (“Bulk Sales Laws”).

6	Conditions

6.1
Conditions to Obligations of Each Party To Effect the Closing. The respective obligations of Buyer and Sellers to consummate the Transaction and the other transactions that are to occur at or after the Closing pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 6.1:

(a)
Governmental Approvals. All Approvals of any Governmental Authorities necessary for consummation of the Transaction and the other transactions contemplated hereby (other than the Share Sale) shall have been obtained and shall be in full force and effect, and any waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(b)	No Injunctions or Restraints.

(i)
No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law restraining, enjoining, impeding or otherwise prohibiting or making unlawful the Closing.

(ii)
There shall be no Action or Proceeding pending or threatened in writing by any Governmental Authority of competent jurisdiction challenging or seeking to restrain, enjoin, impede or otherwise prohibit the Closing or the transactions contemplated by this Agreement (other than the Share Sale) or the Ancillary Agreements (other than the Master License Agreement and the Master License Agreement Guarantee) or that would permit consummation of the Transaction only if certain divestitures were made or if Buyer or Sellers were to agree to limitations on its business activities or operations.

(c)
Financing. The Buyer Subscriber Parties shall have deposited (and not later withdrawn) at least Eight Hundred and Seventy Five Million U.S. Dollars ($875,000,000) into the Escrow Account, as contemplated by Section 2.2(b).

6.2
Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Transaction and the other transactions that are to occur at or after the Closing pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.2, any of which may be waived, in writing, exclusively by Sellers in their sole and absolute discretion:

(a)
Representations and Warranties. Each of Buyer’s representations and warranties in Section 4 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of such date (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct on and as of such date).

(b)
Performance. Buyer shall have performed or complied in all material respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)
Officers’ Certificate. Sellers shall have received a certificate of Buyer, dated as of the Closing Date and signed on behalf of Buyer by a duly authorized executive officer certifying that the conditions in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)
Ancillary Agreements. Buyer shall have executed and delivered each of the Ancillary Agreements to which it is a party (other than the Master License Agreement and the Master License Agreement Guarantee) and shall have caused each of its Subsidiaries, as applicable, to execute and deliver each of the Ancillary Agreements to which such Subsidiary is a party (other than the Master License Agreement and the Master License Agreement Guarantee), and assuming the due execution and delivery of such agreements by the other parties thereto, such agreements shall be in full force and effect with respect to Buyer and its Subsidiaries, as applicable.

6.3
Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transaction and the other transactions to occur at or after the Closing pursuant to this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the conditions set forth in this Section 6.3, any of which may be waived, in writing, exclusively by Buyer in its sole and absolute discretion:

(a)
Representations and Warranties. Each of the Sellers’ representations and warranties in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct on and as of such date).

(b)
Performance. Sellers shall have performed or complied in all material respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by Sellers at or prior to the Closing.

(c)
Officers’ Certificate. Buyer shall have received a certificate signed on behalf of Sellers by a duly authorized executive officer of each Seller certifying that the conditions in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)
Ancillary Agreements. Sellers shall have executed and delivered each of the Ancillary Agreements to which it is a party (other than the Master License Agreement) and shall have caused each of their respective Subsidiaries, as applicable, to execute and deliver each of the Ancillary Agreements to which such Subsidiary is a party (other than the Master License Agreement), and assuming the due execution and delivery of such agreements by the other parties thereto, such agreements shall be in full force and effect with respect to Sellers and their respective Subsidiaries, as applicable.

6.4
Conditions to Obligations of Each Party To Effect the Share Sale. The respective obligations of Buyer and Sellers to consummate the Share Sale shall be subject to the terms and conditions of Section 1.8(c) and the satisfaction at or prior to the Sold Shares Closing of the conditions set forth in this Section 6.4:

(a)	Governmental Approvals. All Approvals of any Governmental Authorities necessary for consummation of the Share Sale, if any, shall have been obtained and shall be in full force and effect.

(b)	No Injunctions or Restraints.

(i)
No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law restraining, enjoining, impeding or otherwise prohibiting or making unlawful the Share Sale or the transactions contemplated by this Agreement or the Ancillary Agreements (other than the Master License Agreement and the Master License Agreement Guarantee) .

(ii)
There shall be no Action or Proceeding pending or threatened in writing by any Governmental Authority of competent jurisdiction challenging or seeking to restrain, enjoin, impede or otherwise prohibit the Share Sale or that would permit consummation of the Share Sale or such transactions only if certain divestitures were made or if Buyer or Sellers were to agree to limitations on its business activities or operations.

6.5
Additional Conditions to Obligations of Sellers to Effect the Share Sale. The obligations of Sellers to consummate the Share Sale pursuant to this Agreement shall be subject to the satisfaction on the Sold Shares Closing Date of each of the conditions set forth in this Section 6.5, any of which may be waived, in writing, exclusively by Sellers in their sole and absolute discretion:

(a)
Representations and Warranties. Each of Buyer’s representations and warranties in Section 4 shall be true and correct in all respects on and as of the date of the Sold Shares Closing with the same effect as though made on and as of such date (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct on and as of such date).

(b)
Performance. Buyer shall have performed or complied in all material respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by Buyer as of the date of the Sold Shares Closing.

(c)
Other Agreements. Buyer shall have executed and delivered each of the documents required by Section 2.3 to which it is a party and shall have caused each of its Subsidiaries, as applicable, to execute and deliver each such document to which such Subsidiary is a party, and assuming the due execution and delivery of such agreements by the other parties thereto, such documents shall be in full force and effect with respect to Buyer and its Subsidiaries, as applicable.

(d)
Officers’ Certificate. Sellers shall have received a certificate signed on behalf of Buyer by a duly authorized executive officer of Buyer certifying that the conditions in Sections 6.5(a) and 6.5(b) have been satisfied.

6.6
Additional Conditions to the Obligations of Buyer to Effect the Share Sale. The obligations of Buyer to consummate the Share Sale pursuant to this Agreement shall be subject to the satisfaction on the Sold Shares Closing Date of each of the conditions set forth in this Section 6.6, any of which may be waived, in writing, exclusively by Buyer in its sole and absolute discretion:

(a)
Representations and Warranties. Each of the Sellers’ representations and warranties in Section 3 shall be true and correct in all material respects on and as of the date of the Sold Shares Closing with the same effect as though made on and as of such date (except for representations and warranties that are made as of a specific date which representations and warranties shall be true and correct on and as of such date).

(b)
Performance. Sellers shall have performed or complied in all material respects with all of the obligations, covenants, agreements and conditions in this Agreement to be performed or complied with by Sellers as of the Sold Shares Closing Date and the date of the Sold Shares Closing.

(c)
Other Agreements. Sellers shall have executed and delivered each of the documents required by Section 2.3 to which it is a party and shall have caused each of its Subsidiaries, as applicable, to execute and deliver each such document to which such Subsidiary is a party, and assuming the due execution and delivery of such agreements by the other parties thereto, such documents shall be in full force and effect with respect to Sellers and their Subsidiaries, as applicable.

(d)
Officers’ Certificate. Buyer shall have received a certificate signed on behalf of Sellers by a duly authorized executive officer of each Seller certifying that the conditions in Sections 6.6(a) and 6.6(b) have been satisfied.

(e)
FIRPTA Certificate. At the Sold Shares Closing, each Seller shall deliver to Buyer a certificate pursuant to Section 1445(b)(2) of the Internal Revenue Code, providing that such Seller is not a foreign person, in form and substance reasonably satisfactory to Buyer.

7	Indemnification

7.1	Survival.

(a)
All representations and warranties contained in this Agreement shall survive the Sold Shares Closing and the Closing for purposes of this Agreement and, subject to Section 7.4(l), shall survive in full force and effect until the close of business on the date that is [*] after the Closing Date, at which time they shall terminate and expire (and no claims may be made for indemnification for Non-Seller Specified Representation Claims (as defined herein) or under Section 7.2(a)(iii) thereafter), except that:

(i)
the representations and warranties of Sellers in [*] (the “Fundamental Representations”) and the representations and warranties of Buyer in [*] (the “Buyer Specified Representations”) and the representations and warranties of Buyer Parent in [*] (together with the Buyer Specified Representations, the “Buyer Fundamental Representations”), shall survive the Closing [*] or, in the case of the representations and warranties of Sellers in [*], until, for each applicable patent or patent application as the case may be, the Patent Expiry Date for such patent or patent application (and, without limiting Section 7.4(l), no claims may be made for indemnification for such claims thereafter);

(ii)
the representations and warranties of Sellers in [*] shall survive until the close of business on the date that is [*] after the Closing Date, at which time they shall terminate and expire (and, without limiting Section 7.4(l), no claims may be made for indemnification for such claims thereafter); and

(iii)
in the event of any claim hereunder arising from any fraud or any Knowing and Intentional Breach, such claim shall survive until [*] after the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof).

(b)	All covenants and agreements contained in this Agreement shall survive the Closing for purposes of this Agreement [*].

7.2	Indemnification by Sellers.

(a)
Obligation. Each Seller agrees, jointly and severally, subject to the limitations in this Section 7.2 and Section 7.4 below, following the Closing Date to indemnify Buyer, its Affiliates and each of their respective Representatives, successors, assigns, directors (or members of any governing body), managers, officers, employees and shareholders (or members, partners or similar equity holders) (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against any Loss which such Buyer Indemnified Party (in such capacity as makes it a Buyer Indemnified Party) suffers, sustains or becomes subject to as a result of, arising out of, relating to or in connection with:

(i)	any breach of a Fundamental Representation;

(ii)	any breach of the representation or warranties contained in [*];

(iii)
any breach of any representation or warranty contained in Section 3 (other than a Fundamental Representation or the representation or warranties contained in [*]) or any certificate or instrument delivered for or on behalf of any Seller in connection herewith (“Non-Seller Specified Representation Claims”);

(iv)
any breach of any covenant or agreement of any Seller contained in this Agreement, provided, however, that Seller shall have the ability to cure any such breach or violation within ten (10) days after notice of such breach or violation delivered to Seller by the Buyer Indemnified Parties, during which cure period no claim for Losses may be made by the Buyer Indemnified Parties in respect of such breach by Seller (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured and provided, further, that in no event shall the existence of any such cure period affect the determination of any amount of Losses to which any Buyer Indemnified Party is entitled to indemnification hereunder);

(v)	any Excluded Asset or Excluded Liability; and

(vi)
any fraud or Knowing and Intentional Breach of any Seller with respect to this Agreement, any Ancillary Agreement, the Transactions or the transactions contemplated hereby and thereby or any fraud or Knowing and Intentional Breach with respect to any certificate delivered for or on behalf of any Seller in connection herewith or therewith.

(b)
Limitations. No amount shall be payable to a Buyer Indemnified Party in satisfaction of any claim for indemnification pursuant to this Section 7.2(b) unless and until the aggregate Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) equal or exceed [*] (the “Deductible Amount”), at which time the Sellers shall indemnify the Buyer Indemnified Parties [*]; provided, that, amounts payable to a Buyer Indemnified Party in satisfaction of claims for indemnification pursuant to [*]. Sellers shall not have any monetary Liability for Losses in excess of Ninety Million Dollars ($90,000,000) (the “Indemnification Cap”), except that (i) Sellers’ maximum aggregate liability for amounts payable to Buyer Indemnified Parties in satisfaction of claims for indemnification for Losses arising from, based on or relating to any matters set forth in [*] shall be limited (in the aggregate, among all such claims) to [*]. Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any party be indemnified under different provisions of this Agreement for the same Loss. Nothing in this Section 7.2(b) shall limit Buyer’s right to seek equitable relief (including an injunction) to enforce Sellers’ obligations under this Agreement.

7.3	Indemnification by Buyer.

(a)
Obligation. Buyer agrees, subject to the limitations in this Section 7.3 and Section 7.4 below, following the Closing Date to indemnify Sellers, their Affiliates and each of their respective Representatives, successors, assigns, directors (or members of any governing body), managers, officers, employees and shareholders (or members, partners or similar equity holders) (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any Loss which such Seller Indemnified Party (in such capacity as makes it a Seller Indemnified Party) suffers, sustains or becomes subject to as a result of, arising out of, relating to or in connection with:

(i)	any breach of a Buyer Fundamental Representation;

(ii)
any breach of any representation or warranty (other than a Buyer Fundamental Representation) of Buyer contained in Section 4 or any certificate delivered for or on behalf of Buyer in connection herewith;

(iii)
any breach of any covenant or agreement by Buyer or Buyer Parent in this Agreement (other than Section 5.4 and Section 5.5 which for the purposes of Section 7.3(b) and Buyer’s indemnification obligations shall be treated the same as a Buyer Fundamental Representation), provided, however, that Buyer or Buyer Parent shall have the ability to cure any such breach or violation within ten (10) days after notice of such breach or violation delivered to Buyer or Buyer Parent, as applicable, by the Seller Indemnified Parties, during which cure period no claim for damages may be made by the Seller Indemnified Parties in respect of such breach or violation by Buyer or Buyer Parent (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured and provided, further, that in no event shall the existence of any such cure period affect the determination of any amount of Losses to which any Seller Indemnified Party is entitled to indemnification hereunder);

(iv)	any Acquired Asset or Assumed Liability; and

(v)
any fraud or Knowing and Intentional Breach of Buyer or Buyer Parent with respect to this Agreement, any Ancillary Agreement, the Transaction, the Share Sale, or the transactions contemplated hereby and thereby or any fraud or Knowing and Intentional Breach with respect to any certificate delivered by or on behalf of Buyer in connection herewith or therewith.

(b)
Limitations. No amount shall be payable to a Seller Indemnified Party in satisfaction of any claim for indemnification pursuant to Section 7.3(a) unless and until the aggregate Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) equal or exceed [*], at which time Buyer shall indemnify the Seller Indemnified Parties [*]; provided, that, amounts payable to a Seller Indemnified Party in satisfaction of claims for indemnification pursuant to [*] shall be paid from the first dollar of Loss. Notwithstanding anything herein to the contrary (except in an instance where Section 7.3(a)(v) applies), Buyer shall not have any monetary Liability for Losses arising pursuant to [*]. Notwithstanding anything in this Section 7 to the contrary, Buyer’s maximum aggregate liability for amounts payable to Seller Indemnified Parties in satisfaction of claims for indemnification for Losses arising from, based on or relating to any matters set forth [*]. Any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any party be indemnified under different provisions of this Agreement for the same Loss.

7.4	Indemnification Procedures.
Third Party Claims

(a)
In the event of a demand made by, or any Action or Proceeding instituted by, any Person not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”), an Indemnified Party must notify the other party (the “Indemnifying Party”) in writing (a “Third Party Claim Notice”), and in reasonable detail (to the extent practicable based on the information available to the Indemnified Party), of the Third Party Claim promptly after such Indemnified Party is notified in writing of the Third Party Claim (but no later than ten (10) Business Days after receipt thereof); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or the quantum of such Third Party Claim (including all interest and other penalties which may accrue as a result of such delay). A Third Party Claim Notice shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and a copy of any correspondence or written notice received from the relevant third party and a statement that the Indemnified Party seeks indemnification for Losses relating to such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)
If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall have thirty (30) days (or, assuming no delay in the delivery of the Third Party Claim Notice by the Indemnified Party in breach of this Agreement, such lesser number of days set forth in the Third Party Claim Notice as may be required by any Governmental Authority or in any Action or Proceeding after receipt of the Third Party Claim Notice (the “Notice Period”)) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim unless the Third Party Claim involves criminal liability or seeks as a remedy the imposition of an equitable remedy or injunctive relief on an Indemnified Party or its Affiliate; it being understood that by assuming the defense of a Third Party Claim, the Indemnifying Party shall acknowledge its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Third Party Claim (subject only to the limitations contained in this Section 7 and any amounts actually recovered as contemplated by Section 7.4(p)). Failure on the part of the Indemnifying Party to send such notice within the applicable Notice Period shall be deemed an election not to assume the defense of such Third Party Claim. If an Indemnifying Party is determined to have ultimately had an obligation to defend a Third Party Claim, then all Losses sustained, incurred or suffered by the Indemnified Party in defending such Third Party Claim prior to the assumption of such defense by the Indemnifying Party shall be reimbursed by the Indemnifying Party, subject to Section 7.4(a). If an Indemnifying Party is determined to not have ultimately had an obligation to defend a Third Party Claim, then all Losses sustained, incurred or suffered by the Indemnifying Party in connection with such defense after its assumption of such defense shall be reimbursed by the Indemnified Party.

(c)
In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably acceptable to the Indemnified Party, at the expense of the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall diligently defend against the Third Party Claim and control such defense and the Indemnifying Party shall have the right to approve such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. The fees, costs and expenses of such counsel shall be borne by the Indemnified Party; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) an actual or potential conflict of interest makes representation by the same counsel inappropriate under applicable ethical rules or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have not yet given notice of the Third Party Claim as provided above).

(d)
If the Indemnifying Party chooses to defend any Third Party Claim, all of the parties hereto shall reasonably cooperate in the defense thereof. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)
If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether or not by giving the Indemnified Party timely notice of its desire to so defend or otherwise, then the Indemnified Party shall have the right (but not the obligation) to assume its own defense, but in such case, without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.

(f)
If the Indemnifying Party has assumed the defense of a Third Party Claim and is in compliance with its obligations under Section 7.4(b) (or if the applicable Notice Period described in Section 7.4(b) has not yet elapsed), the Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 7.4(b), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment:

(i)
does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party;

(ii)
does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the Assets of any Indemnified Party or result in any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business;

(iii)	does not affect any other claims that may be made against the Indemnified Party in a manner adverse to such Indemnified Party; and

(iv)
provides, as a condition of such settlement or entry of judgment, a complete and unconditional release of, or dismissal with prejudice of claims against, any Indemnified Party potentially affected by such Third Party Claim from any and all Liabilities in respect of such Third Party Claim;

provided, further, that the Indemnifying Party, and not the Indemnified Party or its Affiliates (unless consented to by the Indemnified Party), shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such settlement or judgment).

(g)
The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Direct Claims

(h)
If an Indemnified Party intends to seek indemnification under this Agreement for a Loss which does not result from any Third Party Claim (a “Direct Claim”), it shall promptly notify the Indemnifying Party in writing (a “Direct Claim Notice” and, collectively with a Third Party Claim Notice, “Claim Notices”), and in reasonable detail (to the extent practicable based on the information available to the Indemnified Party), of the claim, including a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except and to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have a period of thirty (30) days within which to investigate and respond to such Direct Claim and the Indemnified Party shall reasonably cooperate with such investigation and response.

(i)
If the Indemnifying Party accepts a Direct Claim or does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Direct Claim. If the Indemnifying Party accepts or is deemed to accept the Direct Claim within thirty (30) days after the date of such acceptance, it shall pay the amount of Losses (if any) specified in the Direct Claim Notice for which the Indemnifying Party has accepted indemnification at that time (which amount shall not be conclusive of the final amount of such Direct Claim).

(j)
If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute on the Direct Claim during the thirty (30) day period following the delivery of a response reflecting such dispute. If the dispute is not resolved within such thirty (30) day period, the Indemnified Party shall be entitled to seek enforcement of its indemnification right under this Section 7 in accordance with Section 9.4.

General Indemnification Provisions

(k)
Claim Notices. A Claim Notice shall state the estimated amount of Losses (which estimate shall not be conclusive of the final amount of such claim) that the Indemnified Party believes it has sustained, incurred or suffered with respect to any Third Party Claim or Direct Claim and identify the representations and warranties of the Indemnifying Party that the Indemnified Party believes were breached or otherwise identify the bases upon which the Indemnified Party believes that it is entitled to indemnification (which bases shall not be conclusive of the final determination of liability for indemnification).

(l)
Survival. The indemnities provided in this Agreement shall survive the Closing; provided, however, that the indemnities provided under Sections 7.2(a)(i), 7.2(a)(ii), 7.2(a)(iii), 7.3(a)(i) and 7.3(a)(ii) shall terminate on the date the applicable representation or warranty terminates pursuant to Section 7.1, except as to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim, to the extent practicable based on the information available to the Indemnified Party) to the Indemnifying Party.

(m)
Exclusive Remedy. Subject to Section 9.13, after the Closing, the indemnities provided in this Section 7 shall be, in the absence of fraud or Knowing and Intentional Breach, the sole and exclusive monetary remedies of the Parties for any breach of representation, warranty, covenant or agreement contained in this Agreement. Nothing in this Section 7.4(m) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.13.

(n)
Payments. In the event of full payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Section 7) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand; provided, that the Indemnified Party shall be under no obligation to commence or be a party to any litigation or arbitration proceeding. Such Indemnified Party shall reasonably cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

(o)
Characterization of Payments. To the extent allowed under applicable Law, all payments made by or on behalf of an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2(b) or 7.3(b) shall be treated as adjustments to the Purchase Price for Tax purposes.

(p)
Insurance. In calculating the amount of any Losses, the proceeds actually received by an Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses or premium increases incurred in connection with securing or obtaining such proceeds, shall be deducted from such Losses. The Indemnified Parties and their controlled Affiliates shall use commercially reasonable efforts to assert any rights or make any claim or demand under any insurance policy relating to any Third Party Claim or Direct Claim or any occurrence, claim or Losses that results in or would reasonably be expected to result in a payment by or on behalf of an Indemnifying Party under this Section 7. The Indemnifying Party shall be entitled to be subrogated to any rights of an Indemnified Party. Upon request, the Indemnified Parties shall provide the Indemnifying Party with copies of all of the Indemnified Parties’ and their controlled Affiliates’ insurance policies.

(q)
Determination. The amount of any Loss suffered by any Indemnified Party as a result of, arising out of, relating to or in connection with any breach of any representation or warranty (but, for the avoidance of doubt, not the determination of whether a breach has occurred) for which such Indemnified Party is entitled to indemnification pursuant to this Section 7 shall be determined without regard to any qualification or references to “material,” “materially,” or other materiality qualifications or references contained in any specific representation or warranty.

(r)
Taxes. In calculating the amount of any Losses, any tax benefits which are realized by an Indemnified Party relating to such Losses net of any tax detriments which are realized by an Indemnified Party (including any lost tax benefits) resulting from the receipt of such indemnity payment shall be deducted from such Losses.

(s)
One Recovery. Any Indemnified Party shall not be entitled to double recovery for any Losses even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Indemnifying Party in this Agreement.

(t)
Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, agreement or covenant of the Indemnifying Party under this Agreement.

(u)
Reimbursement. If an Indemnified Party or any of its Affiliates recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Section 7, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses, plus the amount actually received from the third party in respect thereof (net of the Indemnified Party’s costs and expenses incurred in connection with securing or obtaining such amounts), less (ii) the full amount of Losses.

(v)
Assumption of Obligations. In the event that an Indemnifying Party: (i) consolidates with or amalgamates, combines or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation, combination or merger; or (ii) sells, transfers, pledges, liquidates or otherwise disposes of all or substantially all (measured as of its most recent available balance sheet) of its properties or Assets (whether in one transaction or a series of related transactions) to one or more Persons, then, in each such case, proper provision shall be made prior to the consummation of any such transaction so that each such Person shall assume, by a written instrument entered into for the benefit of, and enforceable by, the Indemnifying Parties, the obligations of such Indemnifying Party set forth in this Section 7. No Indemnifying Party shall enter into or participate in any transaction designed to evade, or with the purpose of evading, its indemnification obligations set forth in this Section 7.

8	Termination

8.1	Termination. Subject to Section 8.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)	By mutual agreement of Sellers and Buyer.

(b)
By Buyer or Sellers if: (i) the Closing has not occurred before 5:00 p.m., New York City Time, on June 30, 2015 (such date, as it may be extended as provided below, the “Outside Date”); provided, however, that (A) the Outside Date shall be automatically extended for three (3) months if the condition in Section 6.1(a) (Governmental Approvals) is the only condition not satisfied as of the Outside Date (other than such conditions that cannot be satisfied until the Closing Date and which are then capable of being satisfied at the Closing Date) and (B) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, (ii) there shall be a final nonappealable Order of any Governmental Authority in effect preventing consummation of the transactions contemplated by this Agreement, or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of the transactions contemplated by this Agreement illegal.

(c)
By Buyer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Transaction, by any Governmental Authority, which would: (i) prohibit Buyer’s ownership or operation of all or any of the Acquired Assets or (ii) compel Buyer, Buyer Parent, or their Affiliates to dispose of or hold separate all or any portion of the Acquired Assets as a result of the Transaction.

(d)
By Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller and (i) each Seller is not using its reasonable efforts to cure such breach, or Sellers have not cured such breach within thirty (30) days after notice of such breach to Sellers (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the Closing Date.

(e)
By Sellers, if none of the Sellers is in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and (i) Buyer is not using its reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days after notice of such breach to Buyer (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the Closing Date.

(f)
By Buyer (if Buyer is not in material breach of its obligations under this Agreement and at least sixty (60) days has passed from the Escrow Deadline and no proceeding (i) against Buyer by Sellers as contemplated under Section 9.13 for performance by Buyer of its obligations under Section 5.6 is then pending or underway or (ii) by Buyer against any one or more Buyer Subscriber Parties for performance of the obligations of such Buyer Subscriber Party(ies) under their Commitment Letter(s) is then pending or underway) or Sellers (if no Seller is in material breach of its obligations under this Agreement) after the Escrow Deadline, if the Buyer Subscriber Parties shall not have deposited at least Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) into the Escrow Account.

8.2	Procedure for Termination; Effect of Termination.

(a)
Procedure. In order to terminate this Agreement pursuant to Section 8.1, the terminating Party or Parties must deliver notice to the other Party or Parties of such termination in accordance with Section 9.15 and provide a copy thereof to the Escrow Agent; provided, that if Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) has been deposited in the Escrow Account at the time of a termination by the Sellers (the “MLA Delivery Date”), such termination notice must include nine (9) copies of the Master License Agreement and seven (7) copies of the Master License Agreement Guarantee, duly executed by the Sellers and the Parent Entities (including Sony Corporation, as the ultimate parent entity of SCA Holdings), as applicable, against delivery pursuant to the terms of the Escrow Agreement of payment from the Escrow Account to Sellers of the amount required under the Escrow Agreement upon the delivery in escrow of the signed copies of the Master License Agreement and the Master License Agreement Guarantee to Buyer’s legal counsel, and a confirmation of the Sellers that, subject to execution of the Master License Agreement and the Master License Agreement Guarantee by Buyer and assuming the Escrow Agent’s performance of its obligations under the Escrow Agreement, the Master License Agreement and the Master License Agreement Guarantee shall have become effective concurrently with and as a result of such termination (such copies to be released from escrow upon confirmation of the initiation of the aforementioned payment by the Escrow Agent (such release, whether pursuant to this Section 8.2(a) or pursuant to Section 8.2(b), the “MLA Release”)). Upon receipt of the signed copies of the Master License Agreement and Master License Agreement Guarantee, duly executed by the Sellers and the Parent Entities (including Sony Corporation, as the ultimate parent entity of SCA Holdings), Buyer shall forthwith sign such copies of the Master License Agreement and Master License Agreement Guarantee and return to Rockstar LP six (6) copies of the Master License Agreement and six (6) copies of the Master License Agreement Guarantee. Prior to delivering the signed copies of the Master License Agreement, Sellers shall be entitled to update Exhibit A-1 and Exhibit A-2 of the Master License Agreement to reflect changes in the status of patents (without removal of such patents) that have expired or have been issued between the Agreement Date and the MLA Delivery Date and the patents and patent applications that have been filed between the Agreement Date and the MLA Delivery Date or have been abandoned in accordance with Section 5.8(a) between the Agreement Date and the MLA Delivery Date, and for changes in filing or serial numbers (such as may occur in transitioning to the national phase for PCT applications or as may occur when transitioning to the national phase for European patents or patent applications) and/or to correct clerical errors originating from the PTO or any foreign patent office or the Sellers in connection with the Assigned Patents, in each case, of which Sellers have become aware between the Agreement Date and the MLA Delivery Date.

(b)
General Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer or Sellers, or their respective Affiliates or Representatives (except that if Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) has been deposited in the Escrow Account at the time of a termination of this Agreement, the covenants and other agreements of Sellers and Buyer made in Sections 5.8 and 5.9 and in the last sentence of Section 5.3 shall survive termination of this Agreement and remain in full force and effect until the time of the MLA Release and become void only from such time, and any reference in this Agreement to the termination of this Agreement shall, in respect of the covenants and other agreements of Sellers and Buyer made in Sections 5.8 and 5.9 and in the last sentence of Section 5.3, instead be a reference to the time of the MLA Release); provided, however, that if the Sold Shares Closing shall have occurred before such termination, all representations, warranties, covenants and other agreements of Sellers and Buyer in respect of the Sold Shares (including, for certainty, the payment obligations of Buyer or Buyer’s transferee, as applicable, under Subsections 2.3(d) and 2.3(e)) shall survive the termination to the same extent as would have occurred pursuant to Section 7.1 if the Closing had taken place, together with Sellers’ and Buyer’s obligations pursuant to Sections 7.2 and 7.3, respectively, in respect thereof (together with the provisions of Section 7.4 that shall be necessary to give effect thereto), except, that, in the event of such a termination of this Agreement after the Sold Shares Closing, with respect to claims by Buyer Indemnified Parties or Seller Indemnified Parties for indemnification pursuant to Sections 7.2 and 7.3, respectively, with respect to Losses or Third Party Claims relating solely to the Sold Shares, the Indemnification Cap shall instead be equal to the Share Consideration; provided, further, that (except as set forth in Section 8.2(c)) Buyer and Sellers shall each remain liable for any breaches of covenants under this Agreement prior to its termination and for any fraud or Knowing and Intentional Breach prior to the date on which this Agreement is terminated; provided, further, that, the provisions of Section 2.6, this Section 8.2 (Procedure for Termination; Effect of Termination), and Sections 9 (Miscellaneous) and 10 (Definitions) shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding anything herein to the contrary, if Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) has been deposited in the Escrow Account at the time of a termination of this Agreement by Buyer, Sellers shall deliver in escrow to Buyer’s legal counsel nine (9) copies of the Master License Agreement and seven (7) copies of the Master License Agreement Guarantee, duly executed by the Sellers and the Parent Entities (including Sony Corporation, as the ultimate parent entity of SCA Holdings), as applicable, against delivery pursuant to the terms of the Escrow Agreement of payment from the Escrow Account to Sellers of the amount required under the Escrow Agreement upon the delivery of the signed copies of the Master License Agreement and the Master License Agreement Guarantee to Buyer, and a confirmation of the Sellers that, subject to execution of the Master License Agreement and the Master License Agreement Guarantee by Buyer and assuming the Escrow Agent’s performance of its obligations under the Escrow Agreement, the Master License Agreement and the Master License Agreement Guarantee shall have become effective concurrently with and as a result of such termination (such copies to be released from escrow upon confirmation of the initiation of the aforementioned payment by the Escrow Agent). Upon receipt of the signed copies of the Master License Agreement and Master License Agreement Guarantee, duly executed by the Sellers and the Parent Entities (including Sony Corporation, as the ultimate parent entity of SCA Holdings), Buyer shall forthwith sign such copies of the Master License Agreement and Master License Agreement Guarantee and return to Rockstar LP six (6) copies of the Master License Agreement and six (6) copies of the Master License Agreement Guarantee.

(c)
Financing Termination. If this Agreement is validly terminated pursuant to Section 8.1(f), and if Buyer shall not at the time of such termination have had the right to terminate this Agreement pursuant to any other provision of Section 8.1 (and would not have had such right pursuant to Section 8.1(d) (provided that, for purposes of this Section 8.2(c), a failure to satisfy the condition contained in Section 6.1(c) shall not be deemed to give rise to the Buyer’s right to terminate this Agreement pursuant to Section 8.1(d)) but for the pendency of the cure period described therein) (a “Financing Termination”), then Sellers shall be entitled to retain the Deposit Amount, which shall constitute liquidated damages with respect to any claim for damages or any other claim which Sellers would be entitled to assert against Buyer, Buyer Parent, any Buyer Subscriber Party and each of their respective Affiliates and Representatives or any of their respective Assets with respect to any such termination of this Agreement, which amount the Parties agree is a reasonable estimate of the Losses that would be suffered by Sellers and does not constitute a penalty. Upon a Financing Termination, and provided, that Buyer shall have delivered the Deposit Amount to the account designated by Rockstar LP, Buyer, Buyer Parent, any Buyer Subscriber Party and each of their respective Affiliates and Representatives shall be fully released and discharged from any Liability or obligation under this Agreement, and Sellers shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law. For greater certainty, nothing in this Section 8.2(c) shall be construed to limit the equitable remedies of Sellers against Buyer prior to termination of this Agreement to enforce the obligations of Buyer under Section 5.6.

(d)
Termination prior to Funding. If prior to the deposit of Eight Hundred and Seventy-Five Million U.S. Dollars ($875,000,000) in the Escrow Account, this Agreement is validly terminated pursuant to Section 8.1 (other than a Financing Termination) (a “Pre-Funding Termination”), and if such Pre-Funding Termination is by Buyer, then Sellers shall, within ten (10) Business Days of such termination, refund the full Deposit Amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

(e)	Sole Remedy.

(i)
Notwithstanding anything herein to the contrary, but except as otherwise provided in Section 7.3(b) and except for equitable relief sought by Sellers hereunder (including injunction or specific performance), under no circumstances shall Buyer have any Liability under this Agreement in excess of the Deposit Amount.

(ii)
Retaining the Deposit Amount shall be the sole and exclusive remedy of Sellers against Buyer for or upon any termination of this Agreement; provided, that Sellers shall only be entitled to retain the Deposit Amount (A) pursuant to a Pre-Funding Termination by Sellers or a Financing Termination (as described in Section 8.2(c) above) and, in the latter case, only if Sellers are not pursuing specific performance of the obligations of Buyer pursuant to Section 5.6, which, for clarity, must be abandoned by Sellers upon any termination of this Agreement; or (B) if Sellers have validly terminated this Agreement other than for a Financing Termination or Pre-Funding Termination, in which event (1) the Master License Agreement shall have been delivered by Sellers and become effective as described in Section 8.2(a) against contemporaneous delivery of payment from the Escrow Account to Sellers of the amount required under the Escrow Agreement upon the coming into force of the Master License Agreement, (2) the amounts in the Escrow Account shall be disbursed to Sellers, the Buyer Subscriber Parties and, if applicable, Buyer, in accordance with the Escrow Agreement, and (3) Buyer, Buyer Parent, any Buyer Subscriber Party and each of their respective Affiliates and Representatives shall be fully released and discharged from any Liability or obligation under this Agreement, and Sellers shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law.

(iii)
In the event of the termination of this Agreement by the Sellers in circumstances where the Sellers are entitled to retain the Deposit Amount, neither Sellers nor any of the Parent Entities or their respective Affiliates shall pursue or seek to pursue any other remedy against Buyer, Buyer Parent, any Buyer Subscriber Party and each of their respective Affiliates and Representatives for any termination of this Agreement.

(f)	NOTWITHSTANDING ANY OTHER PROVISIONS IN THIS AGREEMENT, EXCEPT IN THE EVENT OF FRAUD OR KNOWING AND INTENTIONAL BREACH NEITHER PARTY WILL

HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES, OR LOSS OF REVENUE, PROFIT, SAVINGS, OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE, OR IMPUTED), REPRESENTATION, STRICT LIABILITY, OR PRODUCT LIABILITY) AND EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9	Miscellaneous

9.1
Buyer’s Discretion; Actions, Suits and Other Proceedings. Subject to the restrictions set forth in Section 5.4 and Section 5.7, as between Buyer and Sellers as of the Closing, Buyer, as the acquirer of the Assigned Patents, has sole discretion whether or not to institute any action or suit against third parties for infringement (including without limitation past, present and future infringement) of, or any other proceeding related to, any of the Assigned Patents or to defend any action or suit, or other proceeding brought by a third party that challenges or concerns the patentability, validity, enforceability, priority, title, scope, or applicability of any of the Assigned Patents.

9.2
Assignment. Except as required by Section 2.3(e), no Party may assign this Agreement in whole or in part, except that Buyer may assign this Agreement to any other wholly-owned Subsidiary of Buyer Parent so long as (i) such Subsidiary remains wholly-owned by Buyer Parent and (ii) Buyer Parent remains obligated under this Agreement pursuant to Section 5.10 in respect of the obligations of such Subsidiary. Any Change in Control of Buyer, or any other wholly-owned Subsidiary of Buyer Parent after any assignment to such other Subsidiary of Buyer Parent effected pursuant to the prior sentence, however such Change of Control is effected, shall be deemed an assignment of this Agreement for the purposes hereof and accordingly prohibited hereunder if occurring during the Restricted Period. Any attempted or purported assignment, delegation or other transfer of this Agreement not in conformance with this Section 9.2 shall be void and have no effect. Subject to the foregoing, this Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns. No amendment, modification or waiver of any provision hereof shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto.

9.3
Severability. If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the Parties.

9.4	Governing Law; Arbitration

(a)
This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)
Any dispute, controversy or claim arising out of or relating to this Agreement, the Ancillary Agreements or the documents referred to herein or therein, or the existence, interpretation, breach, termination or validity thereof (“Dispute”), shall be referred to and finally resolved by binding arbitration administered by the American Arbitration Association’s International Centre for Dispute Resolution (“ICDR”), in accordance with the International Arbitration Rules (the “Rules”) then in effect, except as modified by this Section 9.4.

(c)
There will be three (3) arbitrators. Within thirty (30) days of the date of delivery of the Notice of Arbitration, Buyer will appoint one (1) arbitrator and the Sellers (jointly) will appoint another. The third arbitrator, who shall serve as chair of the tribunal, will be appointed by the two party-appointed arbitrators within thirty (30) days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed herein shall be appointed by the ICDR upon the written request of any Party.

(d)	The arbitration will be held, and the award will be rendered, in San Jose, California, in the English language.

(e)
By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other interim injunctive or equitable Order. In any such action (i) each of the Parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Courts of the State of California and the Federal Courts of the United States of America located within San Jose, California (the “California Courts”); (ii) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (iii) each of the Parties irrevocably consents to service of process in the manner provided for Notices in Section 9.15 below, or in any other manner permitted by applicable Law; and (iv) EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal or, as applicable, the emergency arbitrator (in the manner and to the extent permitted by the Rules) shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s or emergency arbitrator’s Orders to that effect.

(f)
The arbitral tribunal is authorized to award the costs of the arbitration including arbitrator and administrative costs and reasonable attorneys’ fees and to allocate them between the parties to the Dispute. Any monetary award will be expressed in U.S. dollars. The Parties agree that the award of the tribunal will be final and binding upon the Parties and may be enforced in any court of competent jurisdiction.

(g)
The Parties agree that the arbitration will be confidential, and thus, neither they nor their employees or Representatives acting on their behalf will issue a press release, hold a press conference, make affirmative statements to the media or otherwise disclose to a third party all information made known and documents produced in the arbitration not otherwise in the public domain, all evidence and materials created for the purpose of the arbitration and all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other competent judicial authority.

9.5
Headings. The headings of sections are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

9.6
Confidentiality. The Parties acknowledge that Buyer Parent and Rockstar LP have previously executed a Confidentiality Agreement, dated on or about March 7, 2014 (the “Confidentiality Agreement”), the confidentiality provisions of each of which shall continue in full force and effect in accordance with their terms. Buyer, Sellers and their Affiliates shall be bound by the confidentiality provisions of the Confidentiality Agreement as though they were a direct party to such agreements; provided, however, that Buyer and Buyer Parent may disclose this Agreement and the terms of this

Agreement as required by applicable Law or stock exchange regulations for securities reporting and disclosure purposes and may disclose the terms of this Agreement, under a written obligation of confidentiality, to members of a consortium organized by Buyer Parent who may contribute funds for the Transaction and the other transactions contemplated by this Agreement, and such consortium members may disclose as required by applicable Law or stock exchange regulations for securities reporting and disclosure purposes; and further provided that the Sellers may disclose the terms of this Agreement, under a written obligation of confidentiality, to the Parent Entities, and the Parent Entities may disclose as required by applicable Law or stock exchange regulations for securities reporting and disclosure purposes. Upon execution of this Agreement, the Parties will agree on an appropriate press release regarding the Transaction.

9.7
Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, shall be the obligation of the respective Party incurring such fees and expenses; provided, that Sellers, on the one hand, and Buyer, on the other hand, shall bear an equal portion of all filing fees in connection with filings and submissions under the HSR Act and any other comparable pre-merger notification forms reasonably determined by Buyer and Sellers to be required by the merger notification or control regime or antitrust Laws of any applicable jurisdiction.

9.8
Entire Agreement. This Agreement, including the Exhibits and schedules attached hereto and the Confidentiality Agreement embodies the entire understanding of and agreement between the Parties with respect to the Assigned Patents and supersedes all prior agreements, understandings, negotiations, and discussions between the Parties. Neither Party shall be bound by any condition, definition, warranty, understanding, or representation with respect to the subject matter hereof other than as expressly provided herein.

9.9
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.10
No Joint Venture; Agency. Nothing contained herein will constitute the Parties entering into a joint venture, partnership, or franchise or will constitute either Party hereto being the agent for the other Party for any purpose or in any sense whatsoever.

9.11	Interpretation. Neither Party shall be considered the author of this Agreement for the purpose of interpreting any provision herein.

9.12
Independent Legal Advice. Each Party acknowledges that it has reviewed this Agreement, including the Exhibits attached hereto, and all related agreements, with its own legal, financial and tax advisors, and has not relied on the other Party or any of the other Party’s advisors with respect to such matters.

9.13
Injunctive and Equitable Relief. Each Party acknowledges and agrees that damages alone would be insufficient to compensate such Party for a breach by the other Party of this Agreement, and that irreparable harm would result from a breach of this Agreement. Each Party hereby consents to the entering of an Order for injunctive relief to prevent a breach or further breach, and the entering of an Order for specific performance to compel performance of any obligations under this Agreement. Nothing in this Agreement shall limit Sellers’ right to seek equitable relief (including an injunction) to enforce the obligations of Buyer under this Agreement; provided, however, that notwithstanding anything herein to the contrary, the right of Sellers to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to the covenant of Buyer in Section 5.6, shall be subject to the requirements that: (A) all conditions in Sections 6.1(b) and 6.3 (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the conditions in Section 6.1(c) (Financing), and (B) Sellers have irrevocably confirmed in writing that if specific performance is granted and the conditions in Section 6.1(c) (Financing) are satisfied, then Sellers shall take all actions to cause the Closing to occur. Notwithstanding anything in this Agreement to the contrary, except as set forth in this Section 9.13 and in Section 8.2 hereof, in the event that this Agreement is terminated by the Sellers under Section 8.1(f), none of Buyer, its Subsidiaries, or the other Buyer Indemnified Parties shall have any Liability or obligation to any Seller for any failure of the condition in Section 6.1(c) (Financing) to be satisfied or on the basis of any claim that Buyer did not fulfill its obligations pursuant to Section 5.6. For greater certainty, in the event of the failure of the condition in Section 6.1(c) (Financing), Sellers may avail themselves of specific performance as described in Section 5.6 in accordance with this Section 9.13 or the remedy provided for in Section 8.2(c), but not both.

9.14
Adjustments. All references in this Agreement to per-share amounts shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, stock combinations and similar transactions.

9.15
Notices. Notices and other communications relevant to this Agreement or to any of the Acquired Assets or Sold Shares shall be sent by facsimile or by registered or certified mail to the following address, or to such other address as may be given by notice hereafter, and shall be effective upon sending, if sent by facsimile, as proven by a fax confirmation page, or upon receipt if sent by registered or certified mail, as proven by a post office delivery receipt:

For Sellers:

Rockstar Consortium US LP
c/o LaBarge Weinstein LLP
515 Legget Drive, Suite 800
Ottawa, ON K2K 3G4
Fax Number: (613) 599-0018
ATTN: Michael Dunleavy

For Buyer and Buyer Parent:

RPX Corporation
One Market Plaza, Steuart Tower
Suite 800
San Francisco, CA 94105
Fax Number: (415) 762-4256
ATTN: General Counsel

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Fax Number: (650) 470-4570
ATTN:     Josh LaGrange
Jason Tomita

9.16	Currency. All references in this Agreement to money or monetary amounts shall refer to the lawful currency of the United States of America.

9.17	Sellers’ Agent.

(a)
Each Seller by execution of this Agreement hereby appoints Rockstar LP as its agent and attorney-in-fact (“Sellers’ Agent”) for and on behalf of Sellers to act for Sellers with regard to all matters pertaining to this Agreement, including, but not limited to:

a.	giving and receiving notices and communications and taking any action that may or must be taken by Sellers under this Agreement and the Ancillary Agreements;

b.
agreeing to, negotiating, entering into settlements and compromises of, and complying with Orders with respect to any claims against Sellers, asserting, negotiating, entering into settlements and compromises of, and complying with Orders with respect to, any other claim by any Buyer Indemnified Party or any dispute between any Buyer Indemnified Party and any Seller, in each case relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby; and

c.
taking all other actions that are either (A) necessary or appropriate in the judgment of the Sellers’ Agent for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement, the Escrow Agreement or the other Ancillary Agreements.

(b)
By executing this Agreement, Rockstar LP hereby (i) accepts its appointment and authorization to act as Sellers’ Agent on behalf of Sellers in accordance with the terms of this Agreement, and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 9.17.

(c)
Buyer, Buyer Parent, each Buyer Subscriber Party, their respective Affiliates and the Escrow Agent shall be entitled to conclusively rely upon the actions of Rockstar LP as the duly authorized actions of each Seller, and Buyer, Buyer Parent, each Buyer Subscriber Party, their respective Affiliates and the Escrow Agent are hereby released and relieved from any and all Liability to any Person for any acts done by them in accordance with the instructions, decisions or acts of Rockstar LP. Buyer, Buyer Parent, each Buyer Subscriber Party, their respective Affiliates and the Escrow Agent are hereby expressly authorized to rely on the genuineness of the signature of Rockstar LP or any instrument, certificate or document. Upon receipt of any writing that, in the opinion of Buyer, reasonably appears to have been signed by Rockstar LP, Buyer, Buyer Parent, each Buyer Subscriber Party, their respective Affiliates and the Escrow Agent may each act upon the same without any further duty of inquiry as to the genuineness of the writing.

9.18
Legal Privilege. Sellers agree that, in the event a Dispute arises that requires a determination of Seller’s Knowledge with respect to any fact, circumstance or condition, Sellers hereby waive and agree not to assert any attorney-client privilege, work product protection or other right, privilege or immunity with respect to communications that involve or work product generated by the Persons identified within the definition of “Sellers’ Knowledge” in Section 10.136 that refer or relate in any way to such fact, circumstance or condition or Seller's Knowledge thereof; provided, that, upon Sellers’ request in connection with any disclosure of any such communication or work product, Buyer shall agree to mutually acceptable confidentiality procedures including if appropriate a stipulated protective order.

10	Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

10.1	“Acquired Assets” has the meaning set forth in Section 1.3.

10.2
“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Authority investigation, Audit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Authority, including the PTO and equivalent foreign agencies or offices.

10.3	“Additional Agreement” has the meaning set forth in Section 1.8(a).

10.4	“Additional Amounts” has the meaning set forth in Section 2.6.

10.5
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise, provided that the Parties understand and agree, for clarity, that no Parent Entity or Affiliate of a Parent Entity is an Affiliate of any Seller, nor is Bidco an Affiliate of any Seller.

10.6	“Agreement Date” has the meaning set forth in the Preamble.

10.7	“Agreement” has the meaning set forth in the Preamble.

10.8
“Ancillary Agreements” means the other agreements of some or all the Parties contemplated hereby, including the Guarantee, the Patent Assignment Agreement, the Assignment and Assumption Agreement, the Escrow Agreement, the Licenses and Releases, the Master License Agreement, the Master License Agreement Guarantee and the Sold Shares Assignment and Assumption Agreement.

10.9	“Apple” has the meaning set forth in the Recitals.

10.10
“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

10.11
“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, equity, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property rights.

10.12	[*]

10.13	“Assignment and Assumption Agreement” has the meaning set forth in Section 1.7(b).

10.14
“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

10.15	“Assumed Contracts” has the meaning set forth in Section 1.3(b).

10.16	“Assumed Liabilities” has the meaning set forth in Section 1.5.

10.17	“Audit” means any audit, investigation, assessment of Taxes, other examination by any tax authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

10.18	“Bidco” means Rockstar Bidco, LP, a Delaware limited partnership.

10.19	“BlackBerry” has the meaning set forth in the Recitals.

10.20	“Bockstar” has the meaning set forth in the Preamble.

10.21
“Books and Records” means all files, documents, instruments, papers, books and records of Sellers and their respective Affiliates to the extent relating to the Acquired Assets (including the Prosecution History and Patent Evaluation Files) and the Assumed Liabilities, including Sellers’ instances of PC Master docketing system and GPS and the servers on which they reside; for certainty, the corporate records of Sellers shall not be included in Books and Records.

10.22	“Bulk Sales Claims” means all Liabilities which may be asserted by third parties against Buyer Indemnified Parties pursuant to or as a result of non-compliance with Bulk Sales Laws.

10.23	“Bulk Sales Laws” has the meaning set forth in Section 5.11.

10.24
“Business Combination” means, with respect to any Person: (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person or any of its Subsidiaries is a party, (b) any sale, dividend, split or other disposition of any capital stock or other Equity Interests of such Person or any of its Subsidiaries, (c) any tender offer (including a self-tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or any of its Subsidiaries, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation), (e) any sale, dividend or other disposition of any of the Assets of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation) outside the ordinary course of business, (f) with respect to Sellers and their Affiliates, any sale of all or a portion of any of the Sold Shares or (g) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person or any of its Subsidiaries, with respect to any of the foregoing.

10.25	“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, California are authorized or obligated to close.

10.26	“Buyer Fundamental Representations” has the meaning set forth in Section 7.1(a)(i).

10.27	“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

10.28	“Buyer Licensees” has the meaning set forth in Section 5.4.

10.29	“Buyer Parent” has the meaning set forth in the Preamble.

10.30	“Buyer Specified Representations” has the meaning set forth in Section 7.1(a)(i).

10.31	“Buyer Subscriber Parties” has the meaning set forth in Section 4.2.

10.32	“Buyer’s Assignees” has the meaning set forth in Section 1.1.

10.33	“Buyer” has the meaning set forth in the Preamble.

10.34	“California Courts” has the meaning set forth in Section 9.4(e).

10.35	“Challenges” has the meaning set forth in Section 3.2(h).

10.36	“Change of Control” means:

(a)
any acquisition of a Person by means of merger, combination or other form of transaction which results in any person or a group (other than, with respect to Buyer, Buyer Parent) becoming the beneficial owner of not less than 50% of the voting securities of such Person;

(b)
any issuance, sale or other disposition (or series of related sales or dispositions) of the securities of a Person in which the beneficial owners of the voting securities of such Person immediately prior to such event or series of events do not have beneficial ownership of securities representing a majority of the voting power of the voting securities of that Person outstanding immediately after such event or series of events; or

(c)	any sale, exclusive license, lease, disposition or transfer of all or substantially all of the assets or intellectual property of a Person;
provided, that, in no case shall any Change of Control of Buyer Parent be a Change of Control of Buyer or any other Subsidiary of Buyer Parent for any purpose under this Agreement. As used in this definition, the terms “person”, “group” and “beneficial owner” (and similar terms) shall in each case have the meaning of such term as used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

10.37
“Charter Documents” means, with respect to an entity, the certificates of incorporation, certificates of formation, articles of organization, certificates of limited partnership, memorandum and articles of association, by-laws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement or any other organizational or constitutive documents of such entity.

10.38	“Claim Notices” has the meaning set forth in Section 7.4(h).

10.39	“Closing Date” has the meaning set forth in Section 2.1.

10.40	“Closing” has the meaning set forth in Section 2.1.

10.41	“Commitment Letters” has the meaning set forth in Section 4.2.

10.42	“Common Share Consideration” means an amount in U.S. Dollars equal to the product of (i) the VWAP per Common Share multiplied by the (ii) number of Common Shares that are Sold Shares.

10.43	“Common Shares” mean shares of Common Stock of Spherix.

10.44	“Competing Proposed Transaction” has the meaning set forth in Section 5.9(a).

10.45	“Confidentiality Agreement” has the meaning set forth in Section 9.6.

10.46	“Constellation” has the meaning set forth in the Preamble.

10.47	“Contingent Share Consideration” means the consideration for the Series I Shares specified in Section 2.3(d).

10.48
“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

10.49	“Cooperation Period” has the meaning set forth in Section 1.1.

10.50	“December 2013 Purchase Agreement” has the meaning set forth in Section 1.8(a).

10.51	“Deductible Amount” has the meaning set forth in Section 7.2(b).

10.52	“Deposit Amount” has the meaning set forth in Section 2.2(a).

10.53	“Direct Claim Notice” has the meaning set forth in Section 7.4(h).

10.54	“Direct Claim” has the meaning set forth in Section 7.4(h).

10.55	“Disclosure Schedules” has the meaning set forth in Section 3.

10.56	“Dispute” has the meaning set forth in Section 9.4(b).

10.57	“DOJ” has the meaning set forth in Section 5.2.

10.58
“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into such.

10.59	“Ericsson” has the meaning set forth in the Recitals.

10.60	“Escrow Account” has the meaning set forth in the Escrow Agreement.

10.61	“Escrow Agent” has the meaning set forth in the Escrow Agreement.

10.62	“Escrow Agreement” has the meaning set forth in Section 2.2(b).

10.63	“Escrow Deadline” means the first Business Day that is at least thirty (30) days after the Agreement Date.

10.64	“Excluded Assets” has the meaning set forth in Section 1.4.

10.65	“Excluded Liabilities” has the meaning set forth in Section 1.6.

10.66
“Existing Encumbrances” shall mean, in relation to the Assigned Patents (to the extent in existence or subject to a commitment as of the Agreement Date and/or, to the extent permitted pursuant to Section 5.8, as of the Closing Date) (i) all licenses, covenants not to sue or assert, commitments to license (including any such commitment or undertaking provided to standard setting bodies, technical co-operations, or others), which include (a) participation in telecommunication standard setting bodies such as 3GPP, ETSI, ARIB, (b) joint research projects with dual or multi-party participation, (c) other authority governed joint developments such as the framework programs funded by the European Commission, (d) de facto standards, open standards or industry alliances, or (e) commitments to patent pools, covenants not to assert and/or similar patent immunities, and all other obligations in connection thereto, (ii) rights to renew or extend any license or covenant (including all options, rights of first refusal), (iii) releases (including releases for prior infringement), and/or (iv) all other similar commitments, licenses, covenants, immunities, releases or other similar rights or encumbrances, in each case, that are binding on Sellers or any of their Affiliates whether or not known and/or disclosed to Buyer. For the avoidance of doubt, the following, without limitation, shall be considered Existing Encumbrances: the Licenses and Releases, the Previous Patent Licenses, the items disclosed on Schedule 3.2(a)-(d), and the Liens as granted, disclosed or otherwise provided in the Nortel Agreements, including as disclosed in the disclosure schedules to the Nortel Agreements.

10.67	“Financing Termination” has the meaning set forth in Section 8.2(c).

10.68	“FTC” has the meaning set forth in Section 5.2.

10.69	“Fundamental Representations” has the meaning set forth in Section 7.1(a)(i).

10.70
“Governmental Authority” means any U.S. or non-U.S. governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof, whether federal, provincial, state or local, or any arbitral body or panel, including any quasi-governmental entity with competent jurisdiction, including any self-regulatory organization and any such supranational body.

10.71	“Guarantee” has the meaning set forth in the Recitals.

10.72	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

10.73	“ICDR” has the meaning set forth in Section 9.4(b).

10.74	“include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

10.75	“Indemnification Cap” has the meaning set forth in Section 7.2(b).

10.76	“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

10.77
“Indemnified Taxes” mean, with respect to any Seller, all Taxes other than (i) U.S. Transfer Taxes, (ii) Taxes that are imposed on or are measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, or (iii) Taxes that are imposed as a result of a present, former or future connection between such Seller and the jurisdiction imposing such Tax (including, without limiting the generality of the foregoing, such Seller being or having been, or being deemed or having been deemed, present or engaged in a trade or business therein or having or having had, or being deemed to have or to have had, a permanent establishment therein) other than connections arising from such Seller having become a party to this Agreement.

10.78	“Indemnifying Party” has the meaning set forth in Section 7.4(a).

10.79	“Initial Share Consideration” means the Share Consideration and excludes the Contingent Share Consideration.

10.80	“Interim License” has the meaning set forth in Section 1.3(d).

10.81
“Jointly Owned Patents” means those Assigned Patents identified in Schedule 3.2(a) that are owned by one or more of the Sellers and any other Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

10.82	“July 2013 Purchase Agreement” has the meaning set forth in Section 1.8(a).

10.83	[*]

10.84
“Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental Authority.

10.85
“Liabilities” means any and all debts, liabilities, expenses, commitments and obligations of any kind, character, nature or description, whether direct or indirect, fixed or unfixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or unasserted, known or unknown, disputed or undisputed, joint or several, secured or unsecured, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

10.86	“Licenses and Releases” has the meaning set forth in Section 5.5.

10.87
“Liens” means, as to any asset, any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, assessment, lease, sublease, license, covenant, including any covenant not to sue or assert, condition, interest, option, right of first offer, negotiation or refusal, proxy, lien (including Tax liens), judgment, infringement, interference, equitable interest, charge of any kind or nature whatsoever or other legal or contractual restrictions or limitations of any nature whatsoever, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, alienation, receipt of income or exercise of any attributes of ownership, voting trust or arrangements restricting title.

10.88
“Losses” means any and all losses, costs, charges, Liabilities, claims, expenses (including reasonable expenses of investigation, enforcement and collection and attorneys’, actuaries’, accountants and other professionals’ fees disbursements and expenses), Liabilities, damages, settlement payments, awards, judgments and interest, regardless of the availability of insurance coverage therefor, whether direct or indirect; provided, however, that Losses shall exclude any damages that are not reasonably foreseeable and special or punitive damages.

10.89	“Master License Agreement Guarantee” means that certain form of Master License Agreement Guarantee attached hereto as Exhibit I.

10.90	“Master License Agreement” means that certain form of Master License Agreement attached hereto as Exhibit H.

10.91	“Material Contracts” has the meaning set forth in Section 3.3(e)(i).

10.92	“Microsoft” has the meaning set forth in the Recitals.

10.93	“MLA Delivery Date” has the meaning set forth in Section 8.2(a).

10.94	“MobileStar” has the meaning set forth in the Preamble.

10.95	“NetStar” has the meaning set forth in the Preamble.

10.96	“Non-Seller Specified Representation Claims” has the meaning set forth in Section 7.2(a)(iii).

10.97	“Nortel Agreements” means the Asset Sale Agreement, by and among Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc., Nortel Networks UK Limited, Nortel Networks (Ireland)

Limited, Nortel Networks S.A., certain other entities identified therein, certain individuals identified therein and Bidco, dated as of June 30, 2011, as amended on July 29, 2011.

10.98	“Nortel Exception” has the meaning set forth in Section 3.2.

10.99	“Nortel Networks” means Nortel Networks Corporation and its Affiliates.

10.100	“Nortel Patents” has the meaning set forth in Section 3.2(e).

10.101	“Notice Period” has the meaning set forth in Section 7.4(b).

10.102	“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

10.103	“Outside Date” has the meaning set forth in Section 8.1(b).

10.104	“Ownership Date” has the meaning set forth in Section 3.2.

10.105	“Parent Entity” or “Parent Entities” has the meaning set forth in the Recitals.

10.106	“Party” or “Parties” has the meaning set forth in the Preamble.

10.107	“Patent Assignment Agreement” has the meaning set forth in Section 1.7(a).

10.108	[*]

10.109
“Patent Family” means, with respect to any patent or patent application, (x) any and all other patents and patent applications that, in whole or in part, claim priority to (directly or indirectly), or the benefit of the filing date of, any such original patents or patent applications, including any and all child, continuation, continuation-in-part, continuing prosecution, divisional, provisional, non-provisional, reissue, reexamination, substitution, extension and counterpart patents and patent applications of any such patents or patents applications; (y) any and all other patents and patent applications from which any such original patents or patent applications, in whole or in part, claim the benefit of priority (directly or indirectly) or otherwise claim the benefit of the filing date, including any and all parent patents or patent applications of any such original patents or patent applications; and (z) any and all extensions or renewals of any of the patents or patent applications described in this definition.

10.110	“Patent Litigations” has the meaning set forth in Section 3.2(g).

10.111
“Patent Purchase Agreements” means that certain Confidential Patent Purchase Agreement dated December 31, 2013 by and between Spherix, Spherix Portfolio Acquisition II, Inc. and Rockstar LP, together with that certain Patent Purchase Agreement dated July 10, 2013 between Spherix and Rockstar LP.

10.112	“Permits” has the meaning set forth in Section 3.3(d)(ii).

10.113	“Permitted Abandonment” has the meaning set forth in Section 5.8(a).

10.114	“Permitted Liens” are the Liens set forth on Schedule 3.2(b).

10.115
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other legal entity.

10.116	“Pre-Funding Termination” has the meaning set forth in Section 8.2(d).

10.117	“Previous Patent Licenses” has the meaning set forth in Section 5.5.

10.118
“Prosecution History and Patent Evaluation Files” means all of the following to the extent within the Sellers’ possession as of the Closing: files, documents and tangible materials, as those terms have been interpreted pursuant to rules and Laws governing the production of documents and materials, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Assigned Patents, including other electronic and computer stored or generated data and the name, address, e-mail address, telephone number and other contact information of the prosecution counsel who evaluated, prepared, or prosecuted any Assigned Patents, or who is currently involved in maintaining registrations of any Assigned Patents, filings with, and formal written communications to and from, the PTO and equivalent patent agencies in other jurisdictions, with respect to the prosecution and maintenance of each of the Assigned Patents, documentation of conception and reduction to practice or otherwise documenting inventorship, all documents executed that assign or purport to assign ownership of any Assigned Patents to Sellers, and the docket maintained by Sellers for tracking information relating to the prosecution and maintenance of the Assigned Patents, including patent identification information, information regarding filing requirements, deadlines, payments and the original ribbon copy or certificate, as applicable, issued.

10.119	“PTO” means the United States Patent and Trademark Office.

10.120	“Purchase Price” has the meaning set forth in Section 2.2.

10.121	“Relevant Taxing Jurisdiction” has the meaning set forth in Section 2.6.

10.122
“Representative” means the directors (or members of any governing body), managers, officers, employees, advisers, agents, consultants, independent accountants, independent actuaries, financial advisors, counsel or other representatives of a Person.

10.123	“Restricted Period” has the meaning set forth in Section 5.4.

10.124	“Restricted Spherix Shares” means 199,990 Common Shares, 439,043 Series H Shares and 35,541 Series I Shares.

10.125	“Rockstar Inc.” means Rockstar Consortium Inc. (British Columbia).

10.126	“Rockstar LLC” has the meaning set forth in the Preamble.

10.127	“Rockstar LP” has the meaning set forth in the Preamble.

10.128	“RPX Member Defendants” has the meaning set forth in Section 5.3.

10.129	“Rules” has the meaning set forth in Section 9.4(b).

10.130	“SCA Holdings” has the meaning set forth in the Recitals.

10.131	“Securities Act” has the meaning set forth in Section 3.3(b)(iii).

10.132	“Security Agreement” has the meaning set forth in Section 1.8(a).

10.133	“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

10.134	“Seller” or “Sellers” has the meaning set forth in the Preamble.

10.135	“Sellers’ Agent” has the meaning set forth in Section 9.17(a).

10.136
“Sellers’ Knowledge” means the actual knowledge (and not imputed or constructive knowledge) of Michael Dunleavy (Chief Corporate Counsel of Rockstar LP), Chad Hilyard (Chief Intellectual Property Counsel of Rockstar LP), John Veschi (Chief Executive Officer of Rockstar LP) and the members of the board of managers of Rockstar LP (being Kasim Alfalahi, Erich Andersen, Randy Mishler, Thomas Scarpaci, and Bruce (BJ) Watrous), without any duty of inquiry or investigation.

10.137
“Series H Consideration” means an amount in U.S. Dollars equal to the product of (i) the VWAP per Common Share, multiplied by (ii) the number of Common Shares into which a single Series H Share is convertible, multiplied by (iii) the number of Series H Shares that are Sold Shares.

10.138	“Series H Shares” means shares of Series H Convertible Preferred Stock of Spherix.

10.139	“Series I Shares” means shares of Series I Convertible Preferred Stock of Spherix.

10.140	“Share Consideration” means the sum of (i) the Common Share Consideration, (ii) the Series H Consideration and (iii) if any, the Contingent Share Consideration.

10.141	“Share Sale” has the meaning set forth in the Recitals.

10.142	“Sold Shares Assignment and Assumption Agreement” has the meaning set forth in Section 1.8(b).

10.143	“Sold Shares Closing” has the meaning set forth in Section 2.3(a).

10.144	“Sold Shares Documents” has the meaning set forth in Section 3.3(b)(i).

10.145	“Sold Shares” has the meaning set forth in Section 1.8(a).

10.146
“Spherix Option” means the obligation of Rockstar LP to notify Spherix of the proposed transfer of the Restricted Spherix Shares in connection with the Share Sale and Spherix’s right to acquire such Restricted Spherix Shares upon terms and conditions that are no less favorable to the Sellers than those provided for herein, all in accordance with the terms of that certain Confidential Patent Purchase Agreement between Rockstar LP, Spherix and Spherix Portfolio Acquisition II, Inc. dated December 31, 2013.

10.147	“Spherix” has the meaning set forth in the Recitals.

10.148
“Subsidiary” means any Person, whether or not existing on the date hereof, in which any Seller or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

10.149
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, capital gain, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, and any other levy, impost, contribution, duty, Liability or charge in the nature of tax of any kind whatsoever, including related withholdings or deductions of any nature and including any interest, penalty, charge, fine or addition thereto.

10.150	“Third Party Claim Notice” has the meaning set forth in Section 7.4(a).

10.151	“Third Party Claim” has the meaning set forth in Section 7.4(a).

10.152	“Transaction” has the meaning set forth in the Recitals.

10.153	“Transfer” has the meaning set forth in the Recitals.

10.154
“U.S. Transfer Taxes” means transfer, sales, use, stamp, documentary, registration, ad valorem, filing, intangible, value added and other similar Taxes (including any penalties, interest and additions thereto) imposed by the United States or any subdivision thereof.

10.155
“Ultimate Controlling Entity” means (for purposes of Parent Entities), any Person or “Group” (as defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) of Persons that control a Parent Entity.

10.156	“VWAP per Common Share” means $1.2042 per Common Share.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf as of the Agreement Date.
RPX CLEARINGHOUSE LLC

By:         /s/ Martin Roberts
Name:    Martin Roberts
Title:    Secretary

RPX CORPORATION (solely with respect to the first sentence of Section 5.4, and Sections 5.10, 9 and 10)

By:         /s/ Ned Segal
Name:    Ned Segal
Title:    CFO

ROCKSTAR CONSORTIUM US LP

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager

ROCKSTAR CONSORTIUM LLC

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager

BOCKSTAR TECHNOLOGIES LLC

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager

CONSTELLATION TECHNOLOGIES LLC

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager

MOBILESTAR TECHNOLOGIES LLC

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager

NETSTAR TECHNOLOGIES LLC

By:         /s/ BJ Watrous
Name:    BJ Watrous
Title:    Manager